UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CON-WAY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

MAY 18, 2010

CON-WAY INC.

CON-WAY INC.

2855 CAMPUS DRIVE, SUITE 300	TELEPHONE: 650/378-5200
SAN MATEO, CALIFORNIA 94403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 18, 2010
8:30 A.M., local time
Grand Salon, Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California

FELLOW SHAREHOLDER:

The Annual Meeting of Shareholders of Con-way Inc. will be held at 8:30 A.M., local time, on Tuesday, May 18, 2010, to:

1.	Elect seven directors for a one-year term.

3.	Ratify the appointment of auditors.

3.	Transact any other business properly brought before the meeting.

Shareholders of record at the close of business on March 29, 2010, are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend, I urge you to vote your shares following the instructions found under “Proxy Voting Convenience” in the attached Proxy Statement in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

Sincerely,

JENNIFER W. PILEGGI
Secretary

April 12, 2010

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CALIFORNIA 94403
TELEPHONE: 650/378-5200

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on May 18, 2010

The proxy statement and annual report, including Form 10-K,
are available at: http://investors.con-way.com

Also available on the Web site are the Company’s proxy card, as well as an instruction card for voting shares of common
stock held in the Company’s 401(k) plans.

PROXY STATEMENT

April 12, 2010

The Annual Meeting of Shareholders of Con-way Inc. (the “Company”) will be held on Tuesday, May 18, 2010. Shareholders of record at the close of business on March 29, 2010 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about April 12, 2010.

Board of Directors’ Recommendations

The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote “FOR” the election of the nominees for directors described below and “FOR” ratification of the appointment of KPMG LLP as independent auditors.

Proxy Voting Procedures

To be effective your vote, whether by properly signed proxies or telephone or Internet voting, must be received by the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if you return a signed proxy card and no instructions are given, your shares will be voted in accordance with the recommendations of the Board.

Voting Requirements

A majority of the votes attributable to all voting shares must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. Directors are elected by a plurality of the votes cast, and the seven nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a one-year term. The ratification of the appointment of auditors requires a favorable vote of the holders of a majority of the voting power represented at the meeting.

In the election of directors, broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to ratification of the appointment of auditors, abstentions from voting will have the same effect as voting against such matter and broker non-votes will be disregarded and have no effect on the outcome of such vote.

Voting Shares Outstanding

At the close of business on March 29, 2010, the record date for the Annual Meeting, there were outstanding and entitled to vote 49,518,070 shares of Common Stock. Each share of Common Stock has the right to one non-cumulative vote. Therefore, an aggregate of 49,518,070 votes are eligible to be cast at the meeting.

Proxy Voting Convenience

You are encouraged to exercise your right to vote.

If you are a shareholder of record or a participant in a Company 401(k) plan, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card or plan instruction card. Specific instructions for voting by means of the telephone or Internet are set forth on the proxy card or plan instruction card. The telephone and Internet voting procedures are designed to authenticate each shareholder’s identity and to allow each shareholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not have to return your proxy card or plan instruction card. If you do not wish to vote by telephone or via the Internet, please complete, sign and return the proxy card or plan instruction card in the self-addressed, postage-paid envelope provided. You may also vote your shares in person at the meeting.

If you hold your shares beneficially (that is, “in street name” through a broker, bank or other nominee), you must follow directions received from the broker, bank or other nominee in order to vote your shares.

You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy card or plan instruction card, or a later dated vote by telephone or Internet, or (3) attend the meeting and vote in person.

Attendance at the Meeting

All shareholders are invited to attend the meeting. Persons who are not shareholders may attend only if invited by the Board of Directors. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting. If you wish to attend the meeting in person, you can obtain driving directions to the Hotel Sofitel in Redwood City, California at www.sofitel.com.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees.

The Board of Directors of the Company, pursuant to the By-laws, has determined that the number of directors of the Company shall be ten. There are seven nominees for director at our 2010 Annual Meeting of Shareholders. Under our Certificate of Incorporation, as amended (which was approved at our 2009 Annual Meeting of Shareholders), the classification of our Board was eliminated. Currently three of our directors (Messrs. Murray, Schroeder and White) are serving terms that expire in 2011, and starting with the 2011 Annual Meeting of Shareholders, all directors will be elected annually for terms of one year. All of our directors have previously been elected by shareholders.

The following persons, who prior to declassification of our Board of Directors served as Class I and Class III directors, are the nominees of the Board of Directors for election to serve for a one-year term until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

John J. Anton William R. Corbin Robert Jaunich II W. Keith Kennedy Jr.	John C. Pope Douglas W. Stotlar Peter W. Stott

Unless you withhold authority to vote, your proxy will be voted for election of the nominees named above.

BIOGRAPHICAL INFORMATION FOR NOMINEES AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION

JOHN J. (JACK) ANTON Director since 2005

Operating Director
Paine & Partners, LLC
A Private Equity Management Firm

Mr. Anton, age 67, is an operating director with Paine & Partners, LLC, a private equity management firm. From 2005 to 2006, he was a private investor in food, consumer products and specialty ingredient companies. From 2001 through 2004, he was a Senior Advisory Director with Fremont Partners, another private equity management firm, and was instrumental in the acquisition and successful divesture of Specialty Brands Inc. (SBI). Mr. Anton served on the Board of SBI. Prior to Fremont, Mr. Anton was Chairman, CEO and co-owner of Ghirardelli Chocolate Company. He led the acquisition of Ghirardelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghirardelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly twenty years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. During a leave of absence from Ralston Purina, Mr. Anton served as an Infantry Officer in Vietnam, earning a Bronze Star for valor in a combat situation. Mr. Anton received a BS degree (chemistry) from the University of Notre Dame. Mr. Anton serves on the Board of Directors of Basic American Inc., the country’s largest potato dehydrator, and as Chairman of the Board of WireCo World Group, the largest manufacturer and supplier of technically engineered wire rope. He is active on the Advisory Boards of Notre Dame’s College of Science and the University of San Francisco’s Business School; and, was a past Trustee of the Schools of the Sacred Heart, San Francisco; and a past Trustee of the Allendale Association, a Chicago-based school for abused children. He also is a member of the World Presidents Organization. Mr. Anton is a member of the Audit and Governance and Nominating Committees of the Board.

WILLIAM R. CORBIN Director since 2005

Retired Executive Vice President
Weyerhaeuser Company
a diversified forest products company

Mr. Corbin, age 69, joined Weyerhaeuser in 1992 as Executive Vice President, Wood Products. He retired from Weyerhaeuser in February 2006. His most recent assignment was to oversee Weyerhaeuser Industrial Wood Products and International Business Groups, including Weyerhaeuser Forest Products International, Weyerhaeuser Asia and Europe, Appearance Wood, Composites and BC Coastal Business Groups. From 1995 to 1999 he served as Executive Vice President, Timberlands and Distribution and from 1999 to 2004 again as Executive Vice President, Wood Products. Prior to joining Weyerhaeuser, Mr. Corbin held senior positions at Crown Zellerbach Corporation, International Paper Company and other firms during a 35-year career in wood products manufacturing, sales and distribution and timberlands management. Mr. Corbin received his BS degree (forest products) from the University of Washington in 1964. He received a master of forestry degree emphasizing industrial administration from Yale University in 1965. He serves on various boards including Wood Resources, LLC, RedBuilt, LLC and University of Washington’s College of Fisheries and Oceanography. Mr. Corbin is Chairman of the Finance Committee and a member of the Audit Committee of the Board.

ROBERT JAUNICH II Director since 1992

Founder & Managing Partner
Calera Capital
a private investment corporation

Mr. Jaunich, age 70, is founder and managing partner of Calera Capital, formerly Fremont Partners, which manages $2.8 billion targeted to make and oversee majority equity investments in operating companies representing a broad spectrum of industries. Calera Capital was spun out from Fremont Group, a private investment corporation that manages assets of $4.0 billion, which Mr. Jaunich joined in 1991 and where he served as a member of the Board of Directors. Mr. Jaunich serves as a member of the Board of Directors of Direct General (auto insurance) and formerly served as a director of Juno Lighting, Inc. He is trustee of the non-profit National Recreation Foundation and serves on the President’s Advisory Council of Boys and Girls Clubs of the Peninsula as well as the Board of the Palo Alto Medical Foundation (PAMF). He is a life member of the World Presidents’ Organization and was a member of Young Presidents’ Organization (1980-1990). Mr. Jaunich received a BA from Wesleyan University, Middletown, Connecticut and an MBA from Wharton Graduate School, University of Pennsylvania. He is Chairman of the Governance and Nominating Committee of the Board.

W. KEITH KENNEDY, JR. Director since 1996

Chairman of the Board
Con-way Inc.

Dr. Kennedy, age 66, was named Chairman of Con-way Inc. in January 2004. He served as Interim Chief Executive Officer from July 2004 to April 2005. From April 2002 to January 2004 he was the Vice Chairman of Con-way. In January 2000 he retired as President and Chief Executive Officer of Watkins-Johnson Company, a manufacturer of equipment and electronic products for the telecommunications and defense industries. He had held that position since January of 1988. He joined Watkins-Johnson in 1968 and was a Division Manager, Group Vice President, and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. Dr. Kennedy is a graduate of Cornell University from which he holds BSEE, MS, and PhD degrees. He is the past Chairman of Joint Venture: Silicon Valley Network, a non-profit regional organization. He previously held Board and/or officer positions with Boy Scouts of America (Pacific Skyline Council), California State Chamber of Commerce, and Silicon Valley Leadership Group. Dr. Kennedy is a senior member of the Institute of Electrical and Electronics Engineers.

JOHN C. POPE Director since 2003

Chairman
PFI Group, LLC
a financial management firm

Mr. Pope, age 61, is Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, and is also Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm. From December 1995 to November 1999 Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until it merged with Westinghouse Air Brake. Prior to joining MotivePower Industries, Mr. Pope spent six and one-half years with United Airlines and UAL Corporation in various roles, including President and Chief Operating Officer and a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Kraft Foods, Inc., R.R. Donnelley & Sons Company and Waste Management, Inc. Mr. Pope served on the boards of Federal Mogul Corporation and Per-Se Technologies from 1987 to 2007 and 1997 to 2005, respectively. Mr. Pope holds a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope is Chairman of the Audit Committee of the Board.

DOUGLAS W. STOTLAR Director since 2005

President and Chief Executive Officer
Con-way Inc.

Mr. Stotlar, age 49, is President and Chief Executive Officer of Con-way Inc. As the Company’s top executive, Mr. Stotlar is responsible for the overall management and performance of the Company. He was named to his current position in April, 2005. Mr. Stotlar previously served as President and Chief Executive Officer of Con-way Freight (formerly Con-Way Transportation Services), Con-way’s $2.6 billion regional trucking subsidiary. Before being named head of Con-way Freight, Mr. Stotlar served as Executive Vice President and Chief Operating Officer of that company, a position he had held since June 2002. From 1999 to 2002, he was Executive Vice President of Operations for Con-way Freight. Prior to joining Con-way Freight’s corporate office, Mr. Stotlar served as Vice President and General Manager of Con-Way NOW after drafting and executing the strategic business plan for the company in 1996. Mr. Stotlar joined the Con-way organization in 1985 as a freight operations supervisor for Con-Way Central Express (CCX), one of the Company’s regional trucking subsidiaries. He subsequently advanced to management posts in Columbus, Ohio, and Fort Wayne, Indiana, where he was named northwest regional manager for CCX responsible for 12 service centers. A native of Newbury, Ohio, Mr. Stotlar earned his bachelor’s degree in transportation and logistics from The Ohio State University. He serves as vice president at large and is a member of the executive committee of the American Trucking Association. Mr. Stotlar is a member of the Board of Directors of the American Transportation Research Institute (ATRI) and URS Corporation, and serves on the Executive Committee of the Transportation Research Board (TRB).

PETER W. STOTT Director since 2004

Vice Chairman, Chief Executive Officer and Principal
ScanlanKemperBard Companies
a real estate private equity firm

President
Columbia Investments, Ltd.
an investment company

Mr. Stott, age 65, is the vice chairman, chief executive officer and a principal of ScanlanKemperBard Companies, a real estate private equity firm. Mr. Stott joined the firm in 2005. He has also served as president of Columbia Investments, Ltd. since 1983. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Crown Pacific filed for bankruptcy reorganization in 2003. Prior to Crown Pacific, Mr. Stott founded Market Transport, Ltd. in 1969, the largest “asset-based” transportation and logistics services company headquartered in Oregon. Market Transport, Ltd. was acquired in 2006 by UTI Worldwide, a NASDAQ traded transportation and logistics company. He is a member of the board of directors of the Portland State University Foundation, the Chairman of the Founder’s Circle of SOLV, and trustee of the Portland Art Museum. Mr. Stott is a member of the Compensation and Finance Committees of the Board.

NOT STANDING FOR ELECTION

MICHAEL J. MURRAY Director since 1997

Retired President, Global Corporate and Investment Banking
Bank of America Corporation
a financial institution

Mr. Murray, age 65, retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to the BankAmerica-Nations Bank merger in September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. He had been responsible for BankAmerica’s U.S. Corporate Group since BankAmerica’s merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray is a member of the Board of Directors of the eLoyalty Corporation in Lake Forest, Illinois. He is past Chairman of the United Way of the Bay Area. Mr. Murray is a past member of the Board of the California Academy of Sciences in San Francisco and is a member of the Advisory Council for the College of Business of the University of Notre Dame. Mr. Murray received his BBA from the University of Notre Dame in 1966 and his MBA from the University of Wisconsin in 1968. He serves on the Compensation and Governance and Nominating Committees of the Board.

WILLIAM J. SCHROEDER Director since 1996

Retired Silicon Valley Entrepreneur

Mr. Schroeder, age 65, served as the Chairman of Oxford Semiconductor from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. He served as President and CEO of Vormetric, Inc., an enterprise data storage security firm, from 2002 through 2004. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company that sought bankruptcy protection in 2001 under Chapter 11 and subsequently Chapter 7. Previously, he was employed by: Diamond Multimedia Systems, Inc. as President and CEO (1994-1999); Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986-1989) and later as Vice Chairman (1989-1994); and Priam Corporation as President and CEO (1978-1986). Earlier Mr. Schroeder served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc. He currently serves on the Board of Directors of Omneon, Inc. and Xirrus, Inc. Mr. Schroeder holds the MBA degree with High Distinction from the Harvard Business School and MSEE and BEE degrees from Marquette University. He is the Chairman of the Compensation Committee of the Board.

CHELSEA C. WHITE III Director since 2004

H. Milton and Carolyn J. Stewart School Chair
Schneider National Chair of Transportation and Logistics
School of Industrial and Systems Engineering
Georgia Institute of Technology
an institute of higher learning

Professor White, age 64, is the H. Milton and Carolyn J. Stewart School Chair for the School of Industrial and Systems Engineering, the Director of the Trucking Industry Program, and the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology. He has served as editor-in-chief of several of the Transactions of the Institute of Electrical and Electronics Engineers (IEEE), was founding editor-in-chief of the IEEE Transactions on Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company. Professor White serves on the boards of directors of the ITS World Congress and the Bobby Dodd Institute and is a member of the executive committee for The Logistics Institute -- Asia Pacific and of the Mobility Project Advisory Board for the Reason Foundation. He is the former chair of the ITS Michigan board of directors and a former member of the ITS America board of directors. His research interests include the impact of real-time information for improved supply chain productivity and risk mitigation, with special focus on international supply chains. Professor White is a member of the Compensation and Finance Committees of the Board.

PROPOSAL NUMBER 2: RATIFICATION OF AUDITORS

At last year’s annual meeting, shareholders approved the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2009. The Board recommends that shareholders vote in favor of ratifying the reappointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2010. A representative of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Fees

During the Company’s fiscal years ended December 31, 2009 and December 31, 2008, the Company was billed the following aggregate fees by KPMG LLP.

Audit Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year, were $2,172,693 for the fiscal year ended 2009 and $2,006,000 for the fiscal year ended 2008.

Audit-related Fees.  The aggregate fees billed by KPMG LLP to the Company for assurance and related services were $81,800 for the fiscal year ended 2009 and $76,000 for the fiscal year ended 2008. These fees were for the audit of employee benefit plans.

Tax Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services rendered for tax compliance, tax advice and tax planning were $78,450 for the fiscal year ended 2009 and $113,000 for the fiscal year ended 2008.

All Other Fees.  No fees were billed by KPMG LLP to the Company for products and services rendered for fiscal year 2008 or 2009, other than the Audit Fees, Audit-related Fees, and Tax Fees described in the preceding three paragraphs.

All of the services performed by KPMG LLP during 2009 were pre-approved by the Audit Committee of the Company’s Board of Directors, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered, and the fees for such services. For 2009, the Audit Committee also approved nominal additional fees (beyond those included in the KMPG fee proposal) for services in a limited number of subcategories, based on the Company’s experience regarding the unanticipated need for such services during the year. The Company’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG for services outside the scope of the fee proposal and engagement letter.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of January 31, 2010 by the directors, the executive officers identified in the Summary Compensation Table below and by the directors and executive officers as a group.

Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class

John J. Anton	7,511 Common	*
Robert L. Bianco, Jr.(2)	144,824 Common	*
Stephen L. Bruffett(3)	54,299 Common	*
William R. Corbin	10,052 Common	*
Robert Jaunich II	35,669 Common	*
W. Keith Kennedy, Jr.	61,847 Common	*
John G. Labrie(4)	151,395 Common	*
Michael J. Murray	37,893 Common	*
John C. Pope	21,841 Common	*
Herbert J. Schmidt(5)	69,233 Common	*
William J. Schroeder	32,639 Common	*
Douglas W. Stotlar(6)	580,054 Common	*
Peter W. Stott	24,571 Common	*
Chelsea C. White III	11,177 Common	*
All directors and executive officers as a group (18 persons)(7)	1,521,922 Common	3.0%

*	Less than one percent of the Company’s outstanding shares of Common Stock.

(1)	Represents shares as to which the individual has sole voting and investment power (or shares such power with his or her spouse). None of these shares has been pledged as security. The shares shown for non-employee directors include the following number of shares of restricted stock and number of shares which the non-employee director has the right to acquire within 60 days of January 31, 2010 because of vested stock options: Mr. Anton, 1,517 and 0; Mr. Corbin, 3,082 and 0; Mr. Jaunich, 3,082 and 9,332; Dr. Kennedy, 1,517 and 31,000; Mr. Murray, 3,833 and 9,332; Mr. Pope, 1,517 and 10,438; Mr. Schroeder, 3,833 and 9,332; Mr. Stott, 1,517 and 6,250; and Professor White 3,833 and 0. The restricted stock and stock options were awarded under and are governed by the Amended and Restated Equity Incentive Plan for Non-Employee Directors and the 2003 Equity Incentive Plan for Non-Employee Directors.

(2)	The shares shown include 98,931 shares which Mr. Bianco has the right to acquire within 60 days of January 31, 2010 because of vested stock options.

(3)	The shares shown include 23,458 shares which Mr. Bruffett has the right to acquire within 60 days of January 31, 2010 because of vested stock options.

(4)	The shares shown include 102,761 shares which Mr. Labrie has the right to acquire within 60 days of January 31, 2010 because of vested stock options. In addition to the holdings described in the above table, Mr. Labrie holds 3,016 phantom stock units under the Company’s Deferred Compensation Plan for Executives and Key Employees.

(5)	The shares shown include 38,240 shares which Mr. Schmidt has the right to acquire within 60 days of January 31, 2010 because of vested stock options.

(6)	The shares shown include 436,921 shares which Mr. Stotlar has the right to acquire within 60 days of January 31, 2010 because of vested stock options. In addition to the holdings described in the above table, Mr. Stotlar holds 13,851 phantom stock units under the Company’s Deferred Compensation Plan for Executives and Key Employees.

(7)	The shares shown include 983,618 shares which all directors and executive officers as a group have the right to acquire within 60 days of January 31, 2010 because of vested stock options.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN
BOARD COMMITTEES; CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each incumbent director other than Douglas W. Stotlar is an independent director under the New York Stock Exchange listing standards.

Director Qualifications

The Company’s Board of Directors seeks to have members with a variety of backgrounds and experiences. Set forth below, for each current member of the Board of Directors, is a brief description of the experience, qualifications, attributes or skills that led the Board to conclude that the director should serve on the Board.

John J. Anton

Mr. Anton brings a broad base of experience to the Board, including 20 years of corporate management and executive experience with two consumer product companies as well as leveraged buyout and private equity experience. From this experience, Mr. Anton has developed an array of skills, including in the areas of strategic, business and financial planning and corporate development, which he draws upon in his service as a member of the Company’s Board of Directors. In particular, Mr. Anton’s consumer products marketing experience provides insight to the Board’s oversight of the Company’s businesses and was of benefit to the Board when the Company undertook its rebranding initiative in 2006.

William R. Corbin

Mr. Corbin’s experience derives from a career of over 35 years in the manufacturing, marketing, sales and distribution of timber and forest products. During the course of his career he served as a senior officer in three large corporations, including as Executive Vice President of Weyerhaeuser Company. Having been engaged in line operations, he has expertise in the areas of organizational effectiveness and industrial safety, which are important aspects of the Company’s operations. He also has international experience in Europe, Asia and South America, as well as mergers and acquisition and private equity experience, which provides insight when the Company considers strategic acquisitions.

Robert Jaunich II

Founder and a managing partner of a private investment company that makes and oversees majority equity investments in operating companies representing a broad spectrum of industries, Mr. Jaunich has over 20 years of operating experience focusing on strategic planning, finance, marketing and human resources. This experience facilitates his understanding of the Company’s business, particularly from the perspective of the customer. Mr. Jaunich’s experience includes prior service on the boards of directors of a number of publicly-traded companies, including in some cases as chair, which provides insights into how boards at other companies have addressed issues similar to those faced by the Company. Appointed to the Company’s Board of Directors in 1992, Mr. Jaunich is also the longest-serving Company director.

W. Keith Kennedy, Jr.

Dr. Kennedy brings a breadth of experience to the Company’s Board of Directors derived from his prior service as chief executive officer of a large publicly-traded manufacturing company that, like the Company, was engaged in multiple lines of business. He has experience in the areas of acquisitions and dispositions, doing business with the United States government, conducting business overseas and optimizing supply chains. In addition, Dr. Kennedy has knowledge of the Company’s businesses gained both through his service as a Company director since 1996 and through his service as interim Chief Executive Officer from July 2004 to April 2005.

Michael J. Murray

Mr. Murray brings over 30 years of banking and finance experience to the Company’s Board. During his career he held a number of senior positions with major financial institutions, including the position of President of Global Corporate and Investment Banking at Bank of America Corporation. His experience advising major corporations and private equity firms on financing issues has enabled him to provide insights to the Board of Directors when the Company considers equity and debt offerings. In addition, having played a key role in the Bank of America/NationsBank merger, Mr. Murray has experience in the area of mergers and acquisitions, which has proved valuable to the Board when considering possible strategic acquisitions by the Company.

John C. Pope

As a Company director, Mr. Pope draws on experience gained not only from his prior service as chief financial officer of two large publicly-traded companies in the transportation industry (and president and chief operating officer of one of those companies), but also from his current positions as chairman of a private equity firm and as a member of the boards of directors and audit committees of other publicly-traded companies. Through his service on these other boards and audit committees , Mr. Pope is able to share insights with the Company Board and Audit Committee regarding corporate governance best practices.

William J. Schroeder

Mr. Schroeder has over 25 years of operating experience as president or chief executive officer of various technology companies, including as president or chief executive officer of three publicly-traded companies. He has experience as an entrepreneur, having grown several small technology companies to a size that they could be taken public. Mr. Schroeder’s entrepreneurial skills and his software and operations experience are of benefit to the Board, particularly when evaluating new business opportunities and matters relating to the Company’s Menlo Logistics business unit.

Douglas W. Stotlar

As the Company’s Chief Executive Officer for the past five years and a career Company employee who previously held a series of increasingly responsible senior leadership positions at the Company’s Con-way Freight business unit, Mr. Stotlar understands the Company, its customers, workforce, operations, culture and key business drivers. During his tenure as Chief Executive Officer, he has gained an understanding of the regulatory environment and evolving corporate governance practices that are important to shareholders and regulatory agencies. Mr. Stotlar also holds leadership positions in a number of industry organizations, through which he gains insights into industry and supply chain shifts and evolving practices which are helpful in shaping Company strategy.

Peter W. Stott

Mr. Stott brings to the Board 40 years of experience in transportation and logistics services, having founded and operated a large asset-based transportation and logistics company located in the Pacific Northwest. This experience enables Mr. Stott to provide insights into operational and service matters affecting the Company. He also has experience with real estate private equity investments, and is knowledgeable regarding commercial real estate located in the Pacific Northwest, including Portland, Oregon where the Company has significant real estate holdings.

Chelsea C. White III

As Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology, Professor White has knowledge of the transportation and logistics sectors in which the Company operates. His research focuses on topical issues of key importance to the Company, including analyzing the role of real-time information and enabling information technology for improved logistics and, more generally, supply chain productivity and risk mitigation, with special focus on the U.S. trucking industry. Professor White writes and speaks extensively on supply chain and logistics topics such as trends in the industry, the globalization of innovation in the logistics industry, information technology in the trucking industry, and competitive performance in the U.S. trucking industry.

Board Meetings; Board Leadership Structure; Sessions of Non-Management Directors

During 2009, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he served.

The Company currently has both a Chairman of the Board (Dr. Kennedy) and a Chief Executive Officer (Mr. Stotlar), and except for the period from July 2004 to April 2005 when Dr. Kennedy served both as Chairman of the Board and Interim Chief Executive Officer, has had a separate Chairman and Chief Executive Officer at all times since 1998.

Separating these positions allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board leads the Board in its role of providing advice to, and overseeing the performance of, the Chief Executive Officer. Although our bylaws and corporate governance guidelines do not require the separation of these positions, the Board of Directors believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Board at the current time.

Dr. Kennedy also serves as the Board’s “Lead Non-Management Director.” Non-management members of the Board of Directors meet in executive session on a regularly scheduled basis, with Dr. Kennedy presiding at such executive sessions. Neither the Chief Executive Officer nor any other member of management attends the meetings of non-management directors. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board of Directors, see “Communications with Directors” below.

Standing Committees

The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Governance and Nominating Committee and Finance Committee, the members of which are shown in the table below. Each of the Audit, Compensation and Governance and Nominating Committees is governed by a charter, current copies of which are available on the Company’s corporate website at www.con-way.com under the headings “Investors/Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

Governance and
Name	Audit		Compensation		Nominating		Finance

John J. Anton	X				X
William R. Corbin	X						X	*
Robert Jaunich II					X	*
W. Keith Kennedy, Jr.
Michael J. Murray			X		X
John C. Pope	X	*
William J. Schroeder			X	*
Douglas W. Stotlar
Peter W. Stott			X				X
Chelsea C. White III			X				X

X	= current member

*	= chair

Descriptions of the Audit, Compensation and Governance and Nominating Committees follow:

Audit Committee: Under its charter, the Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Committee receives reports on the work of the Company’s outside auditors and internal auditors, and reviews with them the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures. Under the Company’s Corporate Governance Guidelines, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and General Counsel are required to promptly notify the Chair of the Audit Committee upon receiving complaints regarding accounting, internal control and auditing matters involving the Company.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Board has determined that Mr. Pope qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the Securities and Exchange Commission. The Board has also determined that Mr. Pope’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Committee met twelve times during 2009.

Compensation Committee: The Compensation Committee’s authority is established in its charter. The Compensation Committee approves the annual base salaries paid to the Chief Executive Officer, the Company’s other policy-making officers and certain other corporate officers. The Company’s Chief Executive Officer approves the annual base salaries for the Company’s other executives. The Compensation Committee also approves, for all executives, the short-term and long-term incentive compensation award opportunities and performance goals applicable to these awards, and annual grants of long-term incentive awards to all executives made under the Company’s equity and incentive plan. In determining the compensation paid to the Chief Executive Officer, it is the practice of the Compensation

Committee to consult with and obtain the concurrence of the other independent members of the Board of Directors. Management has no role in recommending or setting compensation for the Chief Executive Officer. The Committee also reviews the retirement and benefit plans of the Company and its domestic subsidiaries.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Committee met eight times during 2009.

The Compensation Committee typically engages an independent compensation consultant to assist the Committee in its annual review and approval of executive compensation. For 2009, the Compensation Committee retained Hewitt Associates, LLP as its independent compensation consultant. (See “Compensation Discussion and Analysis — Role of Compensation Consultants” below.)

Each year the Chief Executive Officer presents to the Compensation Committee for consideration his recommendations with respect to the compensation of Company executives (other than himself). These recommendations include:

•	annual base salaries of the Named Executives, other executives who report directly to the Chief Executive Officer and certain other corporate officers;

•	annual long-term incentive awards for all executives;

•	the performance metrics and numerical performance goals to apply to short-term and (if applicable) long-term incentive compensation awards; and

•	the particular levels of performance at which executives receive threshold, target and maximum payouts on short-term incentive compensation awards, and (if applicable) threshold, target and maximum payouts on long-term incentive compensation awards.

In developing his recommendations, the Chief Executive Officer typically takes into account:

•	comparative market data supplied by the independent compensation consultant retained by the Compensation Committee;

•	each executive’s target short-term and long-term incentive compensation opportunities, determined based on multiples of annual base salary approved by the Compensation Committee;

•	for the Named Executives and other executives who report directly to him, his assessment of the executives’ relative levels of responsibility and relative potential to affect business results, and of the executives’ individual performances;

•	for lower-level executives, assessment of those executives by the Named Executives or other senior executives to whom the lower-level executives report; and

•	for the performance goals, his assessment of projected Company performance as shown in its one- and three-year financial plans.

The independent compensation consultant is available for consultation with the Committee (without executive officers present) prior to and at the Committee meeting at which executive compensation is approved, as well as at other times during the year. The Compensation Committee also meets with the Chief Executive Officer (without other executive officers present) to discuss his executive compensation recommendations. The Committee then meets in an executive session without management and exercises its independent judgment in deciding whether to accept or revise the Chief Executive Officer’s recommendations.

The Compensation Committee charter identifies the Compensation Committee as the Committee with the responsibility to administer the 2006 Equity and Incentive Plan and the short-term and long-term incentive compensation awards made under the Plan. The Committee has delegated to management the authority to administer the plans on a day-to-day basis. However, the Committee retains sole authority to make awards to the Named Executives and other Section 16 officers of the Company, to establish the terms of these awards (including performance goals) and to determine whether or not modifications to performance goals are to be made.

Governance and Nominating Committee: The functions of the Governance and Nominating Committee (formerly known as the Director Affairs Committee), which are set forth in the Committee’s charter, include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	overseeing the Company’s policies and procedures with respect to related person transactions;

•	overseeing the annual evaluation of the Board and the Company’s management; and

•	periodically reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee members of the Board (including the Chairman of the Board, if he or she is not an employee of the Company).

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Governance and Nominating Committee met three times during 2009.

Not less often than every three years, the Governance and Nominating Committee engages an independent compensation consultant to review the Company’s director compensation. Typically, the Committee engages the same consultant that the Compensation Committee engages to provide advice regarding executive compensation. The Committee instructs the consultant to include in its review prevalent director compensation practices, including compensation in cash, stock and options. For 2009 compensation, the Committee retained Hewitt Associates and based on Hewitt’s advice no modifications were made to director compensation. The Committee does not delegate any of its duties regarding director compensation, and executive officers of the Company have no role in determining or recommending the amount or form of director compensation.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403. The Governance and Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the

Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Although the Governance and Nominating Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Governance and Nominating Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board’s Role in the Oversight of Company Risk

The Board of Directors, as a whole and at the committee level, oversees the Company’s management of risks, including operational, financial, legal and regulatory, strategic and reputational risks.

The Company has established an internal risk committee made up of employees from different disciplines, including operations, accounting, finance, government relations, legal, compliance and regulatory, risk management, and information technology. Periodically senior management reviews with the Board of Directors the major risks identified by the internal risk committee, as well as steps identified by the Company to mitigate the risks.

In addition, our Board committees consider risks within their respective areas of responsibility. For example, the Audit Committee considers risks relating to financial reporting and internal control functions and the Compensation Committee considers risks relating to the Company’s executive compensation programs and policies.

Policies and Procedures Regarding Related Person Transactions; Transactions with Related Persons

The Company has written policies and procedures for the review, approval or ratification of related person transactions. A transaction is subject to the policies and procedures if the transaction involves in excess of $120,000, the Company is a participant in the transaction and any executive officer, director or 5% shareholder, or any of their immediate family members, has a direct or indirect interest in the transaction. The Governance and Nominating Committee of the Board of Directors is responsible for applying these policies and procedures. It is the Company’s policy to enter into or ratify related person transactions only when the Governance and Nominating Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Since January 1, 2009, the Company has not been a participant in any transaction involving more than $120,000 in which a related person had a direct or indirect material interest, nor is any such transaction currently proposed, except for the transactions described below.

Contract Freighters, Inc. (“CFI”), the truckload carrier acquired by the Company in August 2007 and which now is part of Con-way Truckload, engages Contract Transportation Service (“CTS”) to provide shuttle services within the Joplin, Missouri area. CTS has been providing these services to CFI since 1994, and the amount paid by CFI to CTS has risen from approximately $60,000 in 1994 to approximately $150,000 in 2009. CTS is owned and operated by Scott Schmidt, the brother of Herbert J. Schmidt, President of Con-way Truckload and Executive Vice President of the Company. Herbert J. Schmidt has no ownership or other pecuniary interest in CTS and is not involved in the day-to-day management of the relationship between Con-way Truckload and CTS. Pursuant to the Company’s policies and procedures described below, the Governance and Nominating Committee reviewed and ratified the transactions between Con-way Truckload and CTS, concluding that the transactions are in the best interests of the Company and its stockholders.

Communications with Directors

Any shareholder or other interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 2855 Campus Drive, Suite 300, San Mateo, California 94403.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group to which the envelope is addressed.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board of Directors and the Chief Executive Officer (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. In 2009, the Chairman of the

Board and the Chief Executive Officer each attended the meeting in person and each of the other outside Directors attended telephonically.

Authority to Retain Advisors

The Board of Directors and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates any independent counsel or other advisor retained by the Board or any Committee.

Code of Ethics; Corporate Governance Guidelines

The Board of Directors has adopted a Code of Ethics for the Chief Executive and Senior Financial Officers, including the Chief Financial Officer and Controller. The Board of Directors has also adopted a Directors’ Code of Business Conduct and Ethics applicable to all directors, a Code of Business Conduct applicable to all officers and employees, and Corporate Governance Guidelines. Current copies of each of these documents are available on the Company’s corporate website at www.con-way.com under the headings “Investors/Corporate Governance.” Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s website at www.con-way.com.

2009 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation
	Paid in Cash	Awards	Awards	Compensation	Earnings
Name	($)(2)	($)(3)(4)	($)(5)	($)(6)	($)(7)	Total ($)

John J. Anton	68,000	—	—	—	—	68,000
William R. Corbin	76,021	84,979	—	—	—	161,000
Margaret G. Gill(1)	28,333	—	—	—	—	28,333
Robert Jaunich II	71,021	84,979	—	—	—	156,000
W. Keith Kennedy, Jr.	198,000	—	—	—	—	198,000
Henry H. Mauz(1)	26,250	—	—	—	—	26,250
Michael J. Murray	63,000	—	—	—	—	63,000
John C. Pope	78,000	—	—	—	—	78,000
Robert D. Rogers(1)	26,250	—	—	—	—	26,250
William J. Schroeder	71,000	—	—	—	—	71,000
Peter W. Stott	63,000	—	—	—	—	63,000
Chelsea C. White III	63,000	—	—	—	—	63,000

(1)	Mrs. Gill, Admiral Mauz and Mr. Rogers retired as directors in May 2009.

(2)	Each non-employee Director received a cash retainer of $63,000 in 2009, except Mrs. Gill, Admiral Mauz and Mr. Rogers received $26,250 for their services on the Board for part of 2009. For his services as Chairman of the Board, Dr. Kennedy received an additional cash retainer of $135,000. Messrs. Corbin, Jaunich, Pope, and Schroeder received $8,000, $8,000, $15,000 and $8,000 each for serving as Chairs of the Finance, Governance and Nominating, Audit, and Compensation Committees, respectively. For serving on the Audit Committee, Messrs. Anton and Corbin received additional cash retainers of $5,000, and Mrs. Gill received $2,083 for part of 2009.

Amounts shown in this column for Messrs. Corbin and Jaunich include a $21.28 cash payment made in lieu of granting partial shares in connection with 2009 restricted stock grants.

Mr. Stotlar is not included in the table because he does not receive compensation in his capacity as a member of the Board of Directors. His compensation as President and Chief Executive Officer is included in the Summary Compensation Table below.

(3)	The amounts shown in this column reflect the grant date fair value of restricted stock awards granted in 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2009 grants, see Note 13, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)	The following table provides certain additional information concerning the restricted stock awards of our non-employee directors for fiscal year 2009 and restricted stock awards outstanding at December 31, 2009:

	Total Restricted Stock	Restricted	Grant Date Fair Value
	Awards Outstanding	Stock Awards	of Restricted Stock
	at December 31, 2009	Granted	Awards Granted During
	(#)	During 2009 (#)	2009 ($)

Anton	1,517	—	—
Corbin	3,082	2,844	84,979
Gill	—	—	—
Jaunich II	3,082	2,844	84,979
Kennedy, Jr.	1,517	—	—
Mauz	—	—	—
Murray	3,833	—	—
Pope	1,517	—	—
Rogers	—	—	—
Schroeder	3,833	—	—
Stott	1,517	—	—
White III	3,833	—	—

(5)	No option awards were granted to non-employee directors in 2009. As of December 31, 2009, non-employee directors held the following number of stock options: Mr. Jaunich, 15,479; Dr. Kennedy, 31,000; Mr. Murray, 12,197; Mr. Pope, 10,438; Mr. Schroeder, 9,332; and Mr. Stott, 6,250.

(6)	The Company does not maintain any non-equity incentive compensation plans for non-employee directors.

(7)	This column relates to deferred compensation balances that are credited with returns based on the Bank of America prime rate and reflects that, in 2009, no amounts were earned above 120% of the applicable federal rate. The Company does not maintain any pension or other retirement plan for non-employee directors.

The Board of Directors has approved an annual cash retainer of $70,000 for each non-employee director. For 2009 the Board of Directors also approved an additional annual cash retainer of $150,000 for Dr. Kennedy in recognition of his increased responsibilities as Chairman of the Board. However, as part of the Company’s 2009 cost-savings initiatives, the Board approved a temporary 10% reduction in the annual cash retainers, so that in 2009 each non-employer director’s annual cash retainer was reduced from $70,000 to $63,000 and Dr. Kennedy’s additional annual cash retainer was reduced from $150,000 to $135,000.

In addition to the annual cash retainers, the chair of the Company’s Audit Committee receives an annual chair cash retainer of $15,000, and the chairs of the Compensation, Governance and Nominating and Finance Committees each receive an annual chair cash retainer of $8,000. Each member of the Audit Committee, other than the chair, also receives a committee retainer of $5,000. Each of the retainers described above are payable quarterly in arrears. Directors do not receive any fees for attending Board or Committee meetings.

Directors may elect to defer payment of their fees under the Company’s deferred compensation plans for directors. Payment of any deferred compensation account balances will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board. In 2009 (as in previous years), interest on amounts deferred prior to 2007 was credited quarterly at the Bank of America prime rate. The Company’s deferred compensation plans for directors provide that balances on amounts deferred in 2007 and subsequent years are not credited with a fixed rate of interest but instead fluctuate based on the value of one or more funds selected by the director from a list of available funds. In addition, directors may elect to have some or all of their pre-2007 account balances treated in the same manner as post-2006 deferrals. Directors may also elect to convert some or all of their deferred compensation account balances into phantom stock units that track the performance of the Company’s common stock.

Prior to shareholder approval of declassification of the Board of Directors in 2009, each non-employee director also received a three-year restricted stock grant having a notional value at the time of grant of $255,000 upon election or re-election to the Board, and did not receive a restricted stock grant in the subsequent two years. However, with the declassification of the Board of Directors, beginning in 2011 each director will stand for election or re-election each year, and if elected or re-elected, each non-employee director will receive a grant of restricted stock with a notional value of $85,000 (or such other annual amount as the Board may approve in the future). The number of shares of restricted stock in each grant is determined by dividing the notional value of the grant by the closing price of the Company’s common stock on the grant date, with any fractional shares paid in cash. Each such grant of restricted stock vests one-third per year, commencing on the first anniversary of the grant date, or earlier upon the occurrence of certain events such as death, disability, retirement or a change in control.

In 2009 shareholders approved amendments to the Company’s Certificate of Incorporation providing for declassification of the Board of Directors in a manner so as not to affect the term of any director elected prior to the 2009 Annual Meeting of shareholders. As a result, three directors stood for re-election in 2009, and seven directors are standing for re-election in 2010. In May 2009 Messrs. Corbin, Jaunich and Kennedy were re-elected to the Board, with Messrs. Corbin and Jaunich each receiving a grant of restricted stock with a notional value at the time of grant of $85,000. Dr. Kennedy, who upon re-election as a Class I director in 2007 received a three-year award of restricted stock having a notional value of $255,000 at the time of grant, did not receive a restricted stock award in 2009. Each non-employee director re-elected in 2010 will also receive a grant of restricted stock with a notional value of $85,000 at the time of grant.

The Board established stock ownership guidelines for non-employee directors in 2006. Under the guidelines, by the compliance deadline of April 2012 each non-employee director is expected to hold Con-way securities having an aggregate value not less than three times the annual cash retainer of $70,000, or $210,000. To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Directors’ Deferred Compensation Plan	Full value
Vested in-the-money stock options	50% of value
Unvested restricted stock	50% of value

Directors are also provided with certain insurance coverage and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings. The Company also offers an Education Matching Gifts Program, pursuant to which the Company matched donations made to an accredited college or university by executives, certain other employees or members of the Company’s Board of Directors. The matching contributions made by the Company in any year on behalf of any executive, employee or Board member are limited to $5,000. However, as part of the Company’s 2009 cost-savings initiatives, the Educational Matching Gift Program was temporarily suspended and remains suspended as of the date of this Proxy Statement. In 2009, no director received compensation in excess of $10,000 for the items described in this paragraph; therefore as permitted under the SEC disclosure rules, we have not included this compensation in the Director Compensation Table.

COMPENSATION OF EXECUTIVE OFFICERS

I. COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the Company’s executive compensation program objectives, policies and procedures as in effect for the 2009 fiscal year.

Overview; Significant Changes in 2009

The Company’s Compensation Committee engages in a collective evaluation of all components of compensation when establishing the various forms and levels of executive pay. The Compensation Committee seeks to provide a competitive pay package designed to attract, retain and motivate talented executives, and to ensure that equity-based awards make up a significant portion of executive pay, in order to closely align the interests of our executive officers with those of our shareholders.

The key components of executive pay are annual base salary, an annual cash incentive award and long-term incentive compensation awards. These key components are referred to as an executive’s “total direct compensation.”

The table below shows each of these components, expressed as a percentage of total direct compensation, for each of the Named Executives for 2009.

This pay structure furthers the objectives of the Company’s executive compensation program by providing for:

•	a significant percentage of total direct compensation to be delivered in the form of “at risk” incentive compensation opportunities;

•	the percentage of total direct compensation that is “at risk” to be higher for the Chief Executive Officer than for other executives of the Company; and

•	long-term incentive compensation opportunities to constitute a greater proportion of total direct compensation than short-term compensation opportunities, thereby (i) encouraging decisions intended to benefit the Company long-term rather than decisions focused principally on short-term outcomes and (ii) promoting executive retention.

The Named Executives also receive post-employment compensation and perquisites. Post-employment compensation includes (among other things) severance benefits that are available only in the event of a “qualifying” termination of employment, whether in connection with a change in control or otherwise. However, under no circumstances are severance benefits available upon a termination of employment for cause.

The Compensation Committee implemented a number of significant changes to the Company’s executive compensation program in 2009. Among other things, the Compensation Committee:

•	revised the Company’s change in control executive severance program (i) to eliminate the Company-provided 280G excise tax gross-up, (ii) to require that executives comply with specified restrictive covenants and (iii) to provide that equity awards made after 2009 would be subject to “double trigger” vesting (that is, the awards vest only if there occurs both a change in control and a qualifying termination of employment in connection with the change in control);

•	implemented for the first time a “non-change in control” executive severance program that provides for severance benefits upon a termination of employment other than in connection with a change in control (but in no event upon termination for cause);

•	revised the mix of long-term incentive compensation awards to provide for 50% stock options and 50% time-based restricted stock unit awards;

•	reduced the 2009 target annual cash incentive awards for three Named Executives from 75% to 70% of annual base salary, based on the results of an extensive market study conducted in late 2008; and

•	established a new approach, to be implemented in 2010, for determining each Named Executive’s long-term incentive compensation opportunity, by providing for a range of multiples of annual base salary for each executive grade level, from which each Named Executive’s actual multiple of salary will be determined based on the Compensation Committee’s subjective evaluation of the Named Executive’s individual performance.

Each of these changes is described further below in this Compensation Discussion and Analysis.

Role of Compensation Consultants

The Compensation Committee considers competitive market data to assess whether the total direct compensation provided to the Named Executives compares reasonably to the total direct compensation provided to executives at peer group companies. The Compensation Committee typically retains an independent compensation consultant to provide comparative market data and to assist the Compensation Committee in its assessment of total direct compensation. The compensation consultant is engaged by and reports to the Compensation Committee, which evaluates the performance of the compensation consultant and decides whether or not to continue to use the consultant’s services.

For 2009 the Compensation Committee retained Hewitt Associates, LLP (“Hewitt”) as its independent compensation consultant. At the Compensation Committee’s request, Hewitt:

•	recommended the companies to be included in the “Focused Group” described below under “Comparative Market Data;”

•	provided comparative market data for the companies in the Focused Group, as well as for the companies in general industry (excluding financial services companies);

•	provided the Compensation Committee with its analysis of the total direct compensation of the Named Executives in relation to the comparative market data;

•	advised the Compensation Committee regarding the types of long-term incentive compensation awards to grant in 2009;

•	advised the Compensation Committee regarding changes to the Company’s executive severance program; and

•	advised the Compensation Committee on trends and evolving best practices in executive compensation.

Except as described above, Hewitt had no role in recommending or determining the 2009 compensation of the Company’s executives.

In addition to the executive compensation consulting services provided to the Compensation Committee, in 2009 Hewitt provided director compensation consulting services to the Governance and Nominating Committee of the Board of Directors, for which Hewitt received approximately $6,200. Hewitt provided no other services to the Company in 2009.

Comparative Market Data

Given its size and the mix of services that it offers, the Company does not have any strictly comparable industry peers against which to compare executive compensation. As a result, to assist it in setting 2009 total direct compensation for the Named Executives, the Compensation Committee instructed its compensation consultant, Hewitt, to provide comparative market data for a focused group of companies and for companies within general industry, as described below.

Focused Group

At the Compensation Committee’s request, Hewitt recommended companies for inclusion in a focused group that was used when setting 2007 total direct compensation. However, during 2007 two of the ten companies in the focused group were taken private, and in August 2007 the Company acquired Contract Freighters, Inc., a truckload carrier now operated under the name “Con-way Truckload.” As a result, for 2008 the Compensation Committee requested that Hewitt make recommendations for companies to include in a new focused group. In doing so, Hewitt focused on companies that are in the transportation sector (including companies that provide services similar to those provided by the Company), are of the same relative size as the Company and represent possible competition to the Company for executive talent. Based on these criteria, Hewitt recommended companies from the Dow Jones Transportation Average (other than six companies which are substantially larger than the Company) and certain other direct industry competitors of the Company.

For 2009 Hewitt again recommended, and the Compensation Committee agreed to use, this same focused group of companies when considering the reasonableness of the total direct compensation provided to the Named Executives. The fifteen companies included in the focused group are shown in the table below.

(For purposes of comparison, the Company is also included in the table. Revenues shown in the table were obtained from information that was publicly available when 2009 total direct compensation was being considered).

Company Name	Types of Services Provided	Revenue (Millions)

Alexander & Baldwin Inc.	Ocean carrier	$1,878
C.H. Robinson Worldwide Inc.	Brokerage	$7,682
CSX Corp.	Railroad	$10,698
Expeditors International of Washington Inc.	Freight forwarding	$5,424
GATX Corp.	Equipment leasing	$1,291
J.B. Hunt Transport Services, Inc.	Truckload; intermodal	$3,392
Jetblue Airways Corp.	Passenger airline	$3,050
Landstar System Inc.	Truckload; brokerage	$2,519
Norfolk Southern	Railroad	$9,659
Overseas Shipholding Group	Ocean carrier	$1,265
Ryder System Inc.	Leasing; contract logistics	$6,515
Southwest Airlines	Passenger airline	$10,193
UTI Worldwide Inc.	Freight forwarding; contract logistics	$4,622
Werner Enterprises Inc.	Truckload	$2,080
YRC Worldwide Inc.	Less-than-truckload	$9,526
Con-way Inc.	Less-than-truckload; truckload; contract logistics	$4,587

General Industry Survey Data

Survey data was also provided from Hewitt’s Total Compensation Measurement survey for companies from general industry (other than financial services) of the same relative size as the Company. Financial services companies were not considered because the pay structure of those companies differs materially from that of the Company and because the Company does not typically compete with financial services companies for executive talent. For 2009 compensation, companies with revenues between $1 billion and $10 billion were included. By using this range, the compensation consultant was able to generate a substantially larger pool of comparative market data than was available using the Focused Group described above. Comparative market data from a total of approximately 175 companies was considered. The names of the companies are shown in Appendix A to this Proxy Statement.

Use of Comparative Market Data

In assessing whether the total direct compensation provided to each of the Company’s Named Executives compares reasonably to the comparative market data, the Compensation Committee considers annual base salary together with the annual cash incentive award payout at target performance levels and the fair value of the long-term incentive compensation awards on the grant date. The Compensation Committee looks at the elements comprising total direct compensation in the aggregate, and does not compare each individual element of compensation to comparative market data.

The Compensation Committee’s objective is to provide total direct compensation that is between the 50th and 75th percentiles of the total direct compensation of comparable executives at peer group companies. The Compensation Committee believes that the targets it sets for incentive compensation are challenging and that the executives should receive above-median compensation if they are able to meet those targets.

The 2009 total direct compensation of Messrs. Stotlar, Bianco, Labrie and Schmidt (who are most likely to be considered for employment by other companies within the transportation and logistics industry) was within the 50th to 75th percentile when compared to the total direct compensation of executives at companies within the focused group. The total direct compensation of Mr. Bruffett (who as chief financial officer is likely to be considered for employment both outside of as well as within the transportation and logistics industry) was within the 50th to 75% percentile when compared to the total direct compensation of executives at companies within general industry.

However, the Compensation Committee does not engage in strict quantitative benchmarking against the comparative market data using objective guidelines or formulae. Instead the Compensation Committee uses the comparative market data as a starting point and relies on its collective judgment when setting Named Executive compensation. The Compensation Committee takes into consideration general economic conditions and overall Company performance, challenges confronting the Company, advice from the independent compensation consultant, information provided by the Company and the recommendations of the Chief Executive Officer. The Compensation Committee also uses subjective information when considering the credentials, length of service, experience, consistent performance, and available competitive alternatives of our Named Executives. We believe that the Compensation Committee is in a unique position, with its knowledge of Company circumstances, the characteristics of the executive team, the market data provided by the consultant, and its general background and experience to use its judgment in setting pay levels.

Tax and Accounting Considerations

Federal tax law limits the deductibility by the Company of “non-performance based compensation” paid to the Chief Executive Officer and the three other most highly compensated executives, other than the Chief Financial Officer (the “covered employees”). All amounts of non-performance based compensation in excess of the annual statutory maximum of $1 million per covered employee are not deductible. The Company’s general policy is, where feasible, to structure incentive compensation paid to the covered employees so that it qualifies as “performance-based compensation,” which is exempt from the $1 million annual cap and thus is deductible for federal income tax purposes. In 2009 none of the Named Executives received non-performance based compensation in excess of the $1 million limit.

However, there may be circumstances where portions of a covered employee’s compensation will not be deductible. For the reasons cited below under “Long-Term Incentive Compensation Awards,” for 2009 the Compensation Committee chose to make significant awards of time-based restricted stock units to the Named Executives. These awards are considered non-performance based compensation, so that upon vesting the value of an award held by any covered employee would be includable when determining whether the $1 million limit is exceeded. Depending on (i) the Company’s stock price at the time the awards vest and (ii) whether one or more of the Named Executives are covered employees for the year during which vesting occurs, some portion of these awards may end up not being deductible. However, the Compensation Committee believes that the motivational and retention benefits of the awards outweigh their potential non-deductibility.

The Company did not revise its executive compensation practices relating to equity awards in response to changes in accounting rules pursuant to FAS 123R.

Other Considerations

The Compensation Committee generally does not consider amounts realized or realizable from prior stock option awards or other long-term incentive awards when approving total direct compensation for the Named Executives. The Compensation Committee believes that incentive awards are effective in motivating executives and that in most cases adjustments based on prior compensation would undermine the effectiveness of these awards. However, as described further below under “Long-Term Incentive Compensation Awards,” in deciding the mix (but not the target value) of long-term incentive awards to be awarded in 2009 the Compensation Committee did consider the fact that recent stock option awards are “underwater” (i.e., that the stock option awards have exercise prices that are above the current market value of the Company’s common stock), and that no payouts have been earned on other recent long-term incentive awards.

Likewise, the Compensation Committee generally does not consider accrued retirement benefits of Named Executives when approving total direct compensation and did not do so when approving 2009 total direct compensation. Executives who have earned substantial levels of retirement benefits under the Company’s pension plans typically have done so by spending significant parts of their careers at the Company, which benefits the Company through the continuity, experience, institutional knowledge and ‘bench strength’ of its management team. In addition, retirement benefits in the form of 401(k) and deferred compensation account balances largely reflect compensation earned for services previously performed which the executive has elected to save for retirement.

As in prior years, in 2009 the total direct compensation of the Company’s Chief Executive Officer was higher than that of the other Named Executives. This disparity reflects both the assessment of a chief executive officer’s value relative to that of other senior company executives (as indicated in the various sources of comparative market data reviewed by the Compensation Committee) and the Compensation Committee’s belief that the Chief Executive Officer’s substantially higher level of responsibility and greater potential impact on the Company’s results warrants a higher level of compensation than the other Named Executives.

The Company’s annual cash incentive and long-term incentive compensation awards are made under “omnibus” equity and incentive plans approved by the Company’s shareholders. These plans give our Compensation Committee discretion to make equitable and discretionary adjustments to awards granted to executives. However, in 2009 the Compensation Committee made no equitable adjustments to awards granted to the Named Executives.

Role of Chief Executive Officer in Setting Total Direct Compensation

The role of the Chief Executive Officer in setting total direct compensation is discussed above under “Standing Committees — Compensation Committee.”

2009 Total Direct Compensation

Annual Base Salary

The annual base salaries approved by the Compensation Committee typically reflect adjustments designed to bring the Named Executives’ salaries in line with comparative market data. However, adjustments may also take into account other factors, such as the individual performances of the Named Executives and the Named Executives’ relative levels of responsibility and relative potential to affect business results.

For 2009, given the challenging economic conditions and the resulting impact on the Company’s performance, the Compensation Committee determined that annual base salaries for the Named Executives should remain the same as the Named Executives’ 2008 annual base salaries. Subsequently, in April 2009, as part of a cost reduction program undertaken by the Company, the 2009 annual base salaries of Messrs. Stotlar, Bruffett and Labrie were temporarily reduced by 10%. One-half of these temporary base salary reductions were reinstated for Messrs. Bruffett and Labrie effective January 2010. The Compensation Committee may approve reinstatement of the balance of the 2009 temporary salary reductions if, in its judgment, reinstatement is appropriate given the Company’s financial performance.

Annual Cash Incentive Awards

The Compensation Committee typically grants to each Named Executive an annual cash incentive award with performance metrics and numerical performance goals tied to the short-term business objectives of the business unit(s) for which the executive is responsible. The annual cash incentive awards granted to the Chief Executive Officer and Chief Financial Officer are tied to the combined operating results of the Company’s three primary business units as described further below.

Each Named Executive’s annual cash incentive award is set so as to deliver, at target performance levels, a specified percentage of annual base salary. The percentages applicable to 2009 compensation are shown in the table below.

Annual Cash Incentive Award Opportunities
(at Target, as a Percentage of Base Salary)

Annual Cash
Incentive Award
Opportunity at
Target (as a
percentage
Named Executive	of annual base salary)

Douglas W. Stotlar	100%
Stephen L. Bruffett	70%
Robert L. Bianco, Jr.	70%
John G. Labrie	75%
Herbert J. Schmidt	70%

In 2008 the Company undertook an extensive market study of its annual variable pay programs. Based on the results of that study the Company revised its variable pay plans for many of its employees for 2009, with the Compensation Committee approving changes to the annual cash incentive awards made to the affected Named Executives. As part of those changes, the Compensation Committee reduced the annual cash incentive award opportunity at target from 75% (the percentage applicable for 2008) to 70% of annual base salary for each of Messrs Bruffett, Bianco and Schmidt in order to bring the total direct compensation of those Named Executives in line with market. Each of these Named Executives received the same percentage of annual base salary in order to promote internal pay equity.

Because Con-way Freight’s management and employees were focused on network restructurings and other major initiatives then underway at Con-way Freight, the Company decided that it was not an opportune time for Con-way Freight’s approximately 20,000 employees to transition to the new variable pay plans, and the Compensation Committee agreed that for 2009 Mr. Labrie would continue to participate in Con-way Freight’s existing variable pay program and that his 2009 annual cash incentive award at target would continue to be based on 75% of annual base salary. All of Con-way Freight’s employees (including Mr. Labrie) are transitioning to the new variable pay plans for 2010.

The Compensation Committee approves the performance metrics and also approves the specific numerical performance goals that govern the level of payout on each annual cash incentive award. The performance metrics applicable to the 2009 annual cash incentive awards for Messrs. Bianco, Labrie and Schmidt (the heads of the Company’s three primary business units) are shown in the table below.

Performance Metrics Applicable to 2009 Annual Cash Incentive Awards
(Business Unit Heads)

Named Executive	Performance Metric

Robert L. Bianco, Jr	Adjusted Operating Income of Menlo Worldwide Logistics
John G. Labrie	Pre-Incentive Operating Income of Con-way Freight
Herbert J. Schmidt	Adjusted Operating Income of Con-way Truckload

As used in the table above, “Operating Income” refers to operating income as determined in accordance with United States generally accepted accounting principles (“US GAAP”), “Pre-Incentive Operating Income” means Operating Income before incentive compensation payments are made, and “Adjusted Operating Income” refers to operating income as determined in accordance with US GAAP, as adjusted for (i) any and all asset impairments pursuant to FAS 142 and 144, (ii) any and all restructuring charges pursuant to FAS 146 and (iii) any and all accounting changes pursuant to FAS 154. Mr. Labrie’s award was based on the Pre-Incentive Operating Income of Con-way Freight so that his annual cash incentive award would be based on the same performance metric as all other Con-way Freight employees. The adjustments to the Operating Income of Menlo Worldwide Logistics and Con-way Truckload described above were included within the performance metric so that each affected Named Executive would have an incentive to take actions that are in the best interests of the business unit in the long-term but that might otherwise adversely affect payouts on the annual cash incentive awards.

When establishing performance metrics to apply to an award, one of the factors considered by the Compensation Committee is whether the award creates an incentive for executives to take excessive risks in order to increase the amount of the payouts they will receive. The Compensation Committee believes that basing the Company’s annual cash incentive awards on the performance metrics of pre-incentive operating income and adjusted operating income properly aligns executives’ interest with those of shareholders and does not create or provide an incentive for executives to take excessive risks.

The table below shows the numerical performance goals that applied to the awards to those Named Executives, as well as the level of achievement in 2009.

Performance Goals Applicable to 2009 Annual Cash Incentive Awards
(Business Unit Heads)

			Payout
	Performance		Percentage at	Achievement	Achievement
	Goals		Performance	Level	(as Percentage
Performance Metrics	(in 000’s)		Levels	(in 000’s)	of Target Payout)

Pre-Incentive Operating Income – Con-way Freight	Threshold	$100,000	0%
	Target	$377,000	100%	$60,847	0%
	Maximum	$518,000	200%
Adjusted Operating Income – Menlo Worldwide Logistics	Threshold	$15,733	56%
	Target	$22,476	100%	$28,978	200%
	Maximum	$26,971	200%
Adjusted Operating Income – Con-way Truckload	Threshold	$36,825	56%
	Target	$52,607	100%	$27,865	0%
	Maximum	$63,128	200%

Numerical performance goals are set for threshold, target and maximum performance levels. For performance levels between threshold and target, or target and maximum, the actual payout is determined by interpolation. The maximum payout that an executive can receive for this award is 200% of the target payout.

The Compensation Committee considered projected performance as reflected in the one-year financial plans developed by the Company and its business units when setting the goals set forth in the table above. In evaluating financial plans, among the factors the Compensation Committee considers are market conditions, the business cycle and operating plan priorities. It also tries to gauge the relative degree of difficulty the Company and its business units will face in meeting the financial plans. The Compensation Committee also discusses the financial plans with the Chief Executive Officer and takes into consideration his recommended performance goals and corresponding payout levels. Based on its independent assessment of all of these factors, the Compensation Committee sets the numerical performance goals. The Compensation Committee typically does not consider historical analyses that attempt to correlate performance goals established in prior years with actual payouts in those years and did not do so when establishing performance goals in 2009.

The 2009 annual cash incentive awards of Con-way Inc. executives Messrs. Stotlar and Bruffett were based on the respective performances of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics, as shown in the table below.

2009 Annual Cash Incentive Awards
(Chief Executive Officer and Chief Financial Officer)

			Achievement for
		Business Unit	Con-way Inc.
		Achievement*	Executives
		(as Percentage	(as Percentage
Business Unit	Weighting	of Target Payout)	of Target Payout)

Con-way Freight	73%	0%	0%
Con-way Truckload	15%	0%	0%
Menlo Worldwide Logistics	12%	200%	24%
Total	100%	—	24%

*	Taken from the last column of the “Performance Goals Applicable to 2009 Annual Cash Incentive Awards (Business Unit Heads)” table above

As shown in the tables above, due to the economic downturn and deteriorating pricing resulting from excess capacity in the less-than-truckload and truckload markets, in 2009 neither Con-way Freight nor Con-way Truckload achieved the threshold level of the applicable performance metric (Pre-Incentive Operating Income and Adjusted Operating Income, respectively), and as a result Messrs. Labrie and Schmidt received no payouts on their 2009 annual cash incentive awards. In contrast, due to Menlo’s ability to grow its customer base beyond expected levels and to maintain tight cost controls, Menlo’s 2009 Adjusted Operating Income exceeded the specified maximum level and as a result Mr. Bianco received a payout equal to twice his target award amount. Likewise, Messrs. Stotlar and Bruffett received no payout based on the 2009 performances of Con-way Freight and Con-way Truckload but received a payout of 200% on the 12% portion of their annual cash incentive awards that were based on the performance of Menlo Worldwide Logistics, for a total payout equal to 24% of their target awards.

Under “clawback” provisions, Named Executives and other policy-making executive officers of the Company are required to repay overpayments of annual incentive compensation awards in the event of fraud, or in the event of financial statement restatement occurring within one year following the award payment. To date, the Company has not had any occasion to consider seeking recovery from its executives of performance award overpayments.

Long-Term Incentive Compensation Awards

The total dollar values of long-term incentive compensation opportunities for the Named Executives, at target performance levels, are determined based on multiples of annual base salary. The multiples applicable to 2009 compensation are shown in the table below.

Long-Term Incentive Compensation Opportunities as a Multiple of Base Salary

Long-Term
Incentive Award
Opportunity at
Target (as a multiple
Named Executive	of base salary)

Douglas W. Stotlar	400%
Stephen L. Bruffett	225%
Robert L. Bianco, Jr.	225%
John G. Labrie	225%
Herbert J. Schmidt	225%

The number of long-term incentive awards to be granted to each Named Executive is then calculated using the total dollar value determined from the table above, the Compensation Committee’s allocation of this total dollar value among types of awards (e.g., for 2009, 50% stock options and 50% restricted stock units), and the per-unit value of each type of award. (See “Stock Option Awards” and “Restricted Stock Unit Awards” below.)

The positions held by each of the Named Executives other than Mr. Stotlar are classified at the same grade level within the Company’s executive grade level structure, and the Compensation Committee’s objective in specifying the same 225% multiple of annual base salary for each of these Named Executives for 2009 was to promote internal pay equity. However, for implementation on a going forward basis the Compensation Committee has established, for each executive grade level, a range of multiples, with each Named Executive’s actual multiple being set within the applicable range based on the Compensation Committee’s subjective evaluation of the Named Executive’s individual performance. For 2010 compensation the range applicable to Mr. Stotlar was set at 350% to 450% and the range applicable to the other Named Executives was set at 175% to 225%.

Each Named Executive’s total long-term incentive compensation opportunity has typically been delivered one-half in the form of stock options and one-half in another type of award (although as shown in the table below and as described in the Company’s 2009 proxy statement a slightly different approach was taken for 2008 compensation).

The table below shows how these opportunities were provided in each of the years from 2007 through 2009:

Long-Term Incentive Compensation Opportunities

Year	Type of Award	Portion of Opportunity

2007	Stock Option award	One-half
	Performance Share Plan Unit award	One-half
2008	Stock Option award	One-third
	Performance Share Plan Unit award	One-third
	Restricted Stock award	One-third
2009	Stock Option award	One-half
	Restricted Stock Unit award	One-half

For 2009 the Compensation Committee chose to deliver the long-term incentive compensation opportunities one-half in the form of stock options and one-half in the form of time-based restricted stock units, for the following reasons:

•	to closely align the interests of executives with those of shareholders;

•	to provide a balanced mix of long-term equity awards;

•	to motivate executives and to encourage executive retention; and

•	to assist executives in meeting stock ownership guidelines.

The Compensation Committee believes the 2009 stock option and restricted stock unit awards, taken together, provide a balanced mix of long-term equity awards that closely align the interests of executives with those of shareholders. Although executives benefit from stock option awards only if shareholders also benefit (through a higher stock price), concerns are sometimes expressed that stock option awards may incentivize executives to take actions designed to increase a company’s common stock price in the short-term but that may be harmful to the company in the longer term. The Compensation Committee believes that the risk of such behavior is mitigated by the simultaneous grant of restricted stock unit awards because the value of the restricted stock unit awards, which are subject to three-year cliff vesting and to the stock retention policy described below, would likely be adversely affected by the executives’ short-term actions.

In addition, the highly cyclical nature of the Company’s business, exacerbated by the unusually sharp economic downturn that began in 2008, and the volatility of the Company’s common stock, have eroded the motivational and retention benefits of the long-term incentive compensation awards made to the Named Executives over the past several years. The performance goals for the Performance Share Plan Unit awards made in 2007 and 2008 were based on significantly stronger economic assumptions than those that materialized. As a result, the goals became far out of reach relatively early during the applicable performance periods, resulting in the early perception that no payouts would be earned on these awards, which in fact proved to be the case. Likewise, due to the significant decline in the Company’s common stock price since the 2008 economic and market downturn, the stock option grants made from 2005 through 2008, at exercise prices ranging from $44.09 to $55.20, became significantly “underwater” and therefore of little incentive value to the Named Executives. The 2009 mix of stock option and restricted stock unit grants is designed to increase the Named Executives’ motivation to remain with the Company and to improve the Company’s operating results.

The 2009 restricted stock unit awards are also subject to the Company’s retention policy (discussed below) and are expected to assist the Named Executives in meeting the Company’s stock ownership guidelines. Compliance with the guidelines will result in the Named Executives building meaningful equity positions in the Company, thereby more closely aligning their interests with the interests of shareholders.

Stock Option Awards:

Stock option grants to the Named Executives are approved by the Compensation Committee, are granted at fair market value on the date of grant and have a term of ten years. The options granted in 2009 are scheduled to vest in three equal installments, on January 1 of 2010, 2011 and 2012, or earlier in certain circumstances including upon death, disability or a change in control. For each Named Executive in 2009, stock option awards were determined by dividing an amount equal to one-half of his long-term incentive compensation opportunity by $7.92, the estimated value of a single option as determined using valuation assumptions provided by Hewitt, the Compensation Committee’s independent compensation consultant. These assumptions differ from the assumptions used to determine the FASB ASO Topic 718 grant date fair value of the awards shown in the Summary Compensation Table and more closely approximate the assumptions used by investor advisory services, thereby resulting in a higher valuation of a single option than if the FASB ASO Topic 718 assumptions were used.

The Compensation Committee’s practice has been to make annual stock option grants to the Named Executives at the Committee’s pre-scheduled January meeting, whether or not at the time of the grants the Company was in possession of material information that had not yet been released to the public. This practice was observed when the Compensation Committee made stock options grants to the Named Executives in 2009. However, the Company now expects to release each year’s fourth quarter earnings in February of the following year (close to the time that the Company files its Report on Form 10-K), rather than in January as it has in the past. As a result, the Compensation Committee has decided to change its practice so that starting in 2010 annual grants of stock options will be made on the third business day after the Company’s fourth quarter earnings have been announced.

To our knowledge, no Company stock options have ever been backdated, nor has the exercise price of any outstanding option ever been lowered (other than as part of an equitable adjustment, such as the adjustment that was made when the Company completed the spin-off of Consolidated Freightways Corporation to shareholders in 1996).

Restricted Stock Unit Awards

For each Named Executive in 2009, restricted stock unit awards were determined by dividing an amount equal to one-half of his long-term incentive compensation opportunity by $20.27, the closing price of the Company’s Common Stock on January 26, 2009. The awards are scheduled to vest on January 26, 2012 (the third anniversary of the grant date) and, except in limited circumstances such as upon death, disability, or a change in control, provide for forfeiture of the restricted stock units if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the restricted stock units are settled in shares of Company common stock. The restricted stock units do not pay dividend equivalents in the event that a cash dividend is declared on the Company’s common stock, but do pay dividend equivalents if stock dividends are declared.

Annual awards of restricted stock units are made at the same time as annual grants of stock options (see “Stock Option Awards” above). Company common stock received upon settlement of restricted stock and restricted stock unit awards made to senior executives are subject to a retention policy that, taken together with the Company’s stock ownership guidelines, are expected to result in those executives building meaningful equity positions in the Company. The stock ownership guidelines and retention policy are described below.

Performance Plan Unit Awards

As noted above, Performance Share Plan Unit awards were included as part of the Named Executives’ long-term incentive compensation awards made in 2007 and 2008. The three-year performance cycle applicable to the 2007 Performance Share Plan Unit awards ended on December 31, 2009, with no payouts earned on these awards. The performance metric applicable to the 2007 Performance Share Plan Unit awards was cumulative revenue, which was made subject to a profitability modifier that would reduce or eliminate payouts if the cumulative revenue was not sufficiently profitable. Although the cumulative revenue of $11 billion for the 2007 — 2009 performance period exceeded the target level of $10.775 billion, the revenue was not sufficiently profitable to support award payments. The performance goals applicable to the 2007 Performance Share Plan Unit awards are disclosed on page 41 of the Company’s 2008 proxy statement, which is available on the Company’s corporate website at www.con-way.com under the headings “Investors/SEC and Other Filings.”

Stock Ownership Guidelines; Stock Retention Policy; Hedging; Pledges of Stock

The Company believes that its top executives should have a meaningful stake in the risks and rewards of long-term ownership of the Company. To this end, the Company has established stock ownership guidelines for its top three levels of executive officers, which currently includes a total of 14 executive officers. The following guidelines identify levels of ownership, expressed as a multiple of each executive’s base salary:

Guideline (as a
multiple of
Executive Officers	base salary)

Level E5 Officer (Chief Executive Officer)	5
Level E4 Officers (Includes all Named Executives other than Chief Executive Officer)(6 in total)	3
Level E3 Officers (7 in total)	1

To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Deferred Compensation Plan	Full value
Common shares held in 401(k) plan	Full value

Executives receive no credit for Performance Share Plan Units unless and until the Units vest and are paid in Company stock. In addition, executives no longer receive credit for vested in-the-money stock options and unvested restricted stock, each of which was previously credited at 50% of value.

Previously, the Compensation Committee set deadlines for executives’ compliance with the stock ownership guidelines. However, given the substantial decrease in market value of Company common stock since the economic and market downturn began in 2008 and the increasing use of stock retention guidelines, in January 2009 the Compensation Committee elected to replace these deadlines with a retention policy for shares received in settlement of restricted stock and restricted stock unit awards. Under the policy, each executive is required to retain 70% of all shares of Company common stock received in settlement of restricted stock and restricted stock unit awards as and when such awards vest (after withholding of shares required to satisfy applicable taxes) if at the time the award vests the executive is not in compliance with the stock ownership guidelines outlined above. An executive may later sell stock retained pursuant to the retention policy if and to the extent the executive’s ownership interest, determined as of the previous compliance measurement date, exceeds the level required under the stock ownership guidelines.

Company policy prohibits short sales of Company stock and other similar transactions that could be used to hedge the economic risk of the ownership of Company stock. The Company does not prohibit the pledging of Company stock by executives but strongly discourages the practice, including pledges of Company stock held in margin accounts. As noted in the footnotes to the Stock Ownership Table above, none of the Named Executives has reported pledging any shares of which he is the beneficial owner.

Post-Employment Compensation

Executives are entitled to receive post-employment compensation in the form of (i) retirement benefits, (ii) deferred compensation account balances (for those executives who elect to participate in the Company’s deferred compensation plans), (iii) contingent payments and benefits that are available only upon a qualifying termination of employment in connection with a change-in-control and (iv) contingent payments and benefits that are available only upon a termination of employment under certain other circumstances (but not upon a termination for cause).

Post-employment compensation is made available under plans or agreements that either set the levels of compensation or include formulas that set the levels of compensation. The Compensation

Committee periodically reviews the terms of these plans and agreements and reassesses the competitiveness of the compensation provided under the plans.

Retirement Benefits

The Company maintains defined benefit pension plans and 401(k) plans to provide employees with an opportunity to accumulate benefits for retirement. These plans are not limited to executives as many other Company employees are eligible to participate in these plans.

In 2006, the Company decided to make certain changes to its retirement benefit programs, effective January 1, 2007. The changes de-emphasized the defined benefit pension plans by providing that credited service would no longer accrue after December 31, 2006, and that employees joining the Company after December 31, 2005 would not be eligible to participate in the defined benefit pension plans. At the same time, the changes put additional emphasis on the Con-way Retirement Savings Plan (the Company’s primary 401(k) plan) by increasing Company matching contributions and introducing Company basic and transition contributions.

In response to the economic environment and as part of a cost reduction program, the Company reduced its basic contribution and suspended its other matching and transition contributions to the Retirement Savings Plan, effective April 2009. The basic contribution remains reduced and the other contributions remain suspended as of the date of this Proxy Statement. The Company also amended its defined benefit pension plans to provide that a participant’s average final compensation (which is used when determining benefits available under the plans) will only take into account compensation paid through April 2009.

Employees of the Company (including the Named Executives) who are subject to federal tax law limits on the compensation that can be taken into account for the defined benefit pension plans and 401(k) plans also participate in non-qualified supplemental plans maintained by the Company. Plan participants receive benefits under the supplemental plans that they would have received under the defined benefit pension plans and 401(k) plans if not for the federal tax law limits, and do not receive credit for additional service time or other incremental benefits under the supplemental plans. The Company maintains the supplemental plans in order to provide competitive post-retirement benefits to the Company’s executives.

The post-employment compensation of the Named Executives described above is earned under plans that were established from time to time by the Compensation Committee, in consultation with independent compensation consultants, to provide a competitive compensation package to executives. The Compensation Committee believes that this post-employment compensation provided to the Named Executives is reasonable and appropriate.

For additional information regarding the pension benefits available to the Named Executives, see the “2009 Pension Benefits” table below and the narrative that follows that table, and for additional information regarding Company contributions to the 401(k) accounts of the Named Executives, see the Summary Compensation Table and accompanying footnotes.

Deferred Compensation Account Balances

The Company maintains deferred compensation plans for eligible highly compensated key employees (currently, employees at director-level and above with annual base salaries of at least $125,000) to provide an additional tax-deferred vehicle to save for retirement. The Company does not make contributions to the deferred compensation plans on behalf of executives or other participants in the plans. The Company’s obligation to pay deferred compensation account balances is unsecured.

The Compensation Committee views the Company’s deferred compensation plans as providing a reasonable and appropriate means for the Named Executives and other highly compensated key employees to save for retirement, particularly given that (i) plan participants do not receive

Company-provided contributions to these plans and (ii) the Company has taken actions over the past few years to deemphasize its defined benefit pension plan (described above under “Retirement Benefits”), which in the past was an important part of retirement planning for the Named Executives and other Company employees.

For additional information regarding the deferred compensation accounts of the Named Executives, see the “2009 Nonqualified Deferred Compensation” table below.

Severance Payments

Severance Payments (Other Than In Connection with a Change-in-Control):

The Company does not have employment agreements with the Named Executives, and in the past has not had any other formal arrangements providing for the payment of severance benefits to the Named Executives, other than in connection with a change in control (discussed below). However, the Compensation Committee believes that it is important to engender loyalty to, and productive employment tenure with, the Company by its executives, and in 2009 decided to implement for the first time a non-change in control executive severance program.

Under the new program, each of the Named Executives is party to a severance agreement with the Con-way company that employs him (Con-way Inc. for Messrs. Stotlar and Bruffett, Con-way Freight for Mr. Labrie, Menlo Worldwide Logistics for Mr. Bianco and Con-way Truckload for Mr. Schmidt). The agreements provide for severance benefits to be provided upon a termination of employment other than in connection with a change in control and other than for cause, and for partial vesting of equity awards. The Compensation Committee believes that the certainty provided by these agreements is of benefit both to the Named Executives and to the Company. The levels of benefits payable to the Named Executives under the agreements were determined based on comparative market data supplied by Hewitt (the compensation consultant to the Compensation Committee) and are less than the levels of benefits payable under the Company’s change in control severance program (described below).

Additional information regarding the Company’s non-change in control executive severance program, as well as a table showing the payments and benefits that the Named Executives would have been eligible to receive under the non-change in control severance program if a qualifying termination of employment had occurred on December 31, 2009, can be found under “Other Potential Post-Employment Payments” below.

Severance Payments In Connection with a Change-in-Control:

The Compensation Committee has authorized and the Company maintains a “change in control” executive severance program that provides for certain benefits to be made available to the Named Executives in the event of a qualifying termination in connection with a change in control. The change in control program was revised in December 2009 and at that time each of the Named Executives received a new individual change in control severance agreement with the Con-way company that employs the executive. Among other changes, the new agreements do not include a Company-provided gross-up for excise taxes owed under Internal Revenue Code Section 280G, and include covenants regarding confidentiality, non-solicitation of employees and non-disparagement with which the Named Executives must comply. At the same time, the Compensation Committee determined that all equity awards made to the Named Executives after 2009 would be subject to “double trigger” vesting (that is, the awards would vest only if there is both a change in control and a qualifying termination of employment).

This change in control severance program recognizes the significant distraction that can arise from a possible sale or other disposition of the Company or a business unit and thus provides incentives for executives to:

•	remain in the employ of the Company;

•	remain focused on their work; and

•	use their best efforts to successfully complete a proposed change in control transaction that the Board has determined is in the best interests of shareholders.

The levels of payments and benefits provided under these agreements were established based on comparative market data provided by an independent compensation consultant retained by the Compensation Committee and are periodically reviewed by the Compensation Committee to reassess the competitiveness of the benefits offered. In connection with such an assessment that was completed in September 2007 based on an analysis performed by Hewitt, the Compensation Committee decided that executives who are hired at or promoted to executive grade level 4 after that date would receive a lesser level of severance payments and benefits.

The Compensation Committee believes that the benefits provided under the change in control severance program are reasonably designed to achieve the Company’s goal of encouraging the Named Executives to remain in the employ of the Company and actively support a Board-approved change in control prior to and during the pendency of an actual or potential change in control event.

In the Compensation Committee’s view, the value of the stock options and other long-term equity awards that would vest in connection with a change in control, taken alone, would not provide a sufficient incentive for the Named Executives to remain with the Company and actively support a change in control transaction deemed by the Board of Directors to be in the best interests of shareholders but that might result in the executive’s loss of his or her position with the Company. The cash payments and other benefits offered under the Company’s executive severance program, which are consistent with comparative market data, are considered necessary to promote the Company’s goal of retaining Named Executives, as described above, and incentivizing the active support for a change in control transaction.

The Compensation Committee does not take into account other forms of wealth accumulation of the Named Executives, such as earnings on vested stock option and restricted stock awards and accumulated retirement benefits under the Company’s pension, 401(k) and deferred compensation plans, when assessing the reasonableness of the severance benefits offered to the Named Executives in connection with a change in control. In the Compensation Committee’s view, accumulated retirement benefits do not serve as an incentive for the Named Executives to remain with the Company, since the executives are entitled to receive these benefits whether or not they stay with the Company. In addition, the Compensation Committee recognizes that it is not uncommon for companies seeking to recruit executives to make the executives whole for equity awards that the executive loses when leaving his or her current employer, so the potential forfeiture of these awards may not deter executives from leaving the Company.

Additional information regarding the Company’s change in control executive severance program, as well as a table showing the payments and benefits that the Named Executives would have been eligible to receive under the severance program if a qualifying termination of employment in connection with a change in control had occurred on December 31, 2009, can be found under “Other Potential Post-Employment Payments” below.

Perquisites

Under the Company’s Flexible Perquisites Program implemented in 2008, executives are entitled to receive $8,000 per year (payable in two installments, less applicable taxes) to use for benefits no longer eligible for reimbursement from the Company (including an annual physical examination, which executives are required to undergo each year, tax preparation and estate and financial planning services, and long-term care insurance), or for other benefits at the discretion of the executive. In addition, executives receive the use of a Company car and are eligible to participate in the Company’s Educational Matching Gifts Program and to receive relocation assistance.

In April 2009, as part of a cost reduction program undertaken by the Company, the Flexible Perquisites Program was temporarily suspended. As a result, although the Named Executives received the first $4,000 installment paid under the Flexible Perquisites Program, the Named Executives did not receive the second $4,000 installment in 2009 or the first $4,000 installment in 2010. The Educational Matching Gifts Program was also temporarily suspended in 2009 and remains suspended as of the date of this Proxy Statement.

The perquisites received by the Named Executives in 2009 are shown below in footnote 10 to the Summary Compensation Table.

II.  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which appears in the Company’s 2010 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Notice of Annual Meeting and Proxy Statement for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Michael J. Murray	Peter W. Stott
William J. Schroeder, Chairman	Chelsea C. White III

III.  2009 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officers for whom disclosure is required, for the fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007 except as otherwise noted. As used in this Proxy Statement, “Named Executives” means the officers identified in this Summary Compensation Table.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Positions	Year	($)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)(10)	Total($)

D.W. Stotlar	2009	644,493	—	1,390,056	1,023,188	154,293	181,972	49,733	3,443,735
President & CEO	2008	700,378	—	926,728	926,714	245,499	585,539	440,739	3,825,597
	2007	695,780	—	—	1,394,697	553,034	258,322	241,271	3,143,104
S.L. Bruffett(1)	2009	394,167	—	478,169	351,974	66,055	—	60,780	1,351,145
Exec. VP & CFO	2008	152,036	150,000	352,660	131,231	32,900	—	33,804	852,631
R.L. Bianco, Jr.(2)	2009	411,962	—	461,690	339,831	574,538	59,593	39,501	1,887,115
Exec. VP	2008	410,812	—	307,792	307,785	108,717	195,891	45,732	1,376,729
	2007	373,268	—	349,875	363,834	232,134	8,499	40,935	1,368,545
J.G. Labrie(3)	2009	408,098	—	495,095	364,420	—	46,940	40,978	1,355,531
Exec. VP	2008	440,535	—	330,058	330,060	123,019	151,638	48,651	1,423,961
	2007	371,773	5,000	349,875	363,834	225,288	149	39,214	1,355,133
H.J. Schmidt(4)	2009	402,827	677	451,453	332,299	—	—	1,442,043	2,629,299
Exec. VP	2008	402,450	609	300,958	300,965	278,607	—	638,197	1,921,786
	2007	119,712	583	—	—	87,747	—	10,923	218,965

(1)	Mr. Bruffett was appointed Chief Financial Officer in August 2008.

(2)	Mr. Bianco is also President of Menlo Worldwide, LLC, the Company’s supply chain management company.

(3)	Mr. Labrie is also President of Con-way Freight Inc., the Company’s regional full-service less-than-truckload trucking company.

(4)	Mr. Schmidt is also President of Con-way Truckload Inc., the Company’s full-truckload company. Mr. Schmidt joined the Company in August 2007 in connection with the Company’s acquisition of truckload carrier Contract Freighters, Inc.

(5)	Mr. Bruffett received a signing bonus of $150,000 when he joined Con-way in 2008. Mr. Schmidt receives an annual Christmas Bonus, as is the policy of Con-way Truckload. Mr. Labrie received a bonus of $5,000 as recognition for his contribution to the successful completion of the acquisition of Contract Freighters, Inc. in 2007.

(6)	The amounts shown in this column reflect the grant date fair value of restricted stock unit awards granted in 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2009 grants, see Note 13, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2009, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2009, see the notes in our financial statements in the Form 10-K for the respective year.

(7)	The amounts shown in this column reflect the grant date fair value of stock options granted in 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2009 grants, see Note 13, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2009, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2009, see the notes in our financial statements in the Form 10-K for the respective year.

(8)	The amounts shown in this column for 2009 reflect the annual cash incentive awards earned under the Company’s short-term incentive compensation plan as follows: Mr. Stotlar, $154,293; Mr. Bruffett, $66,055; Mr. Bianco, $574,538; Mr. Labrie, $0; and Mr. Schmidt, $0. Information regarding applicable performance goals and achievement levels is contained under “2009 Total Direct Compensation” in the Compensation Discussion and Analysis above. Mr. Bianco elected to defer a portion of the incentive compensation plan payouts reflected above into the Company’s Deferred Compensation Plan.

(9)	Amounts in this column for 2009 reflect the total change, from December 31, 2008 to December 31, 2009, in the actuarial present value of the Named Executives’ accumulated benefits under the Company’s pension plans. The changes in actuarial present value under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plan, as well as the total changes, are shown in the table below:

Change in
Actuarial
Present Value —
	Change in	Con-way
	Actuarial	Supplemental
	Present Value —	Excess
	Con-way Pension	Retirement	Total
Named Executive	Plan	Plan	Change

Douglas W. Stotlar	63,894	118,078	181,972
Stephen L. Bruffett	—	—	—
Robert L. Bianco, Jr.	26,687	32,906	59,593
John G. Labrie	31,483	15,457	46,940
Herbert J. Schmidt	—	—	—

The values shown in the table above are based on actuarial present values of accumulated plan benefits calculated using the earliest age at which each Named Executive is entitled to receive unreduced retirement benefits. Messrs. Bruffett and Schmidt do not participate in the Company’s pension plans because they joined the Company after these plans were closed to new participants.

For deferred compensation balances that in 2009 were credited with returns based on the Bank of America prime rate, no amounts were earned above 120% of the applicable federal rate. Other deferred compensation balances, as well as Supplemental Retirement Savings Plan account balances, are credited with returns based on the performance of one or more investment funds chosen by the Named Executive from a group of available funds, which are substantially the same funds as are made available in the Retirement Savings Plan, the Company’s tax-qualified 401(k) plan.

(10)	Amounts shown in this column include the items shown in the following table. Amounts shown in this column also include payments under the Company’s Flexible Perquisites Program; the cost of the use of a leased Company automobile; dividends on unvested restricted stock; allocations to the executives’ 401(h) accounts; and Company-paid insurance premiums. None of these items individually exceeds $25,000; therefore, as permitted under the SEC disclosure rules, we have not included the amount of each individual perquisite.

	Company
	Contributions to
	the Retirement	Escrow	Relocation
Named Executive	Savings Plan	Payment(a)	Program(b)

Douglas W. Stotlar	24,500	—	380
Stephen L. Bruffett	12,653	—	30,179
Robert L. Bianco, Jr.	17,741	—	—
John G. Labrie	19,361	—	—
Herbert J. Schmidt	14,620	1,410,468	—

(a)	Reflects amount released in 2009 from an escrow account established in 2007 pursuant to an employee retention agreement that Mr. Schmidt entered into with the Company when the Company acquired Contract Freighters, Inc.

(b)	The costs of relocation are:

	Stotlar	Bruffett

Relocation Expense	—	19,032
Closing Costs	—	10,397
Service Charges to Home Re-Seller	380	750

Total	380	30,179

IV.  2009 GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to the Named Executives in 2009. The actual payouts received by the Named Executives on the annual cash incentive awards listed below are shown in the Summary Compensation Table above, and were 24% of target for Messrs. Stotlar and Bruffett, 200% of target for Mr. Bianco, and 0% of target for Messrs. Labrie and Schmidt.

								All Other	All Other
								Stock	Option
								Awards:	Awards:
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Exercise or
		Under Non-Equity			Under Equity			Shares of	Securities	Base Price	Grant
		Incentive Plan Awards(1)			Incentive Plan Awards			Stock or	Underlying	of Option	Date Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Value
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Share)(3)	($)(4)

D.W. Stotlar
Annual Cash Incentive Award	01/26/09	97,205	642,889	1,285,778	—	—	—	—	—	—	—
Stock Option Award	01/26/09	—	—	—	—	—	—	—	175,513	20.2700	1,023,188
Restricted Stock Unit Award	01/26/09	—	—	—	—	—	—	68,577	—	—	1,390,056
S.L. Bruffett
Annual Cash Incentive Award	01/26/09	41,615	275,230	550,459	—	—	—	—	—	—	—
Stock Option Award	01/26/09	—	—	—	—	—	—	—	60,376	20.2700	351,974
Restricted Stock Unit Award	01/26/09	—	—	—	—	—	—	23,590	—	—	478,169
R.L. Bianco, Jr.
Annual Cash Incentive Award	01/26/09	160,871	287,269	574,538	—	—	—	—	—	—	—
Stock Option Award	01/26/09	—	—	—	—	—	—	—	58,293	20.2700	339,831
Restricted Stock Unit Award	01/26/09	—	—	—	—	—	—	22,777	—	—	461,690
J.G. Labrie
Annual Cash Incentive Award	01/26/09	—	330,057	660,114	—	—	—	—	—	—	—
Stock Option Award	01/26/09	—	—	—	—	—	—	—	62,511	20.2700	364,420
Restricted Stock Unit Award	01/26/09	—	—	—	—	—	—	24,425	—	—	495,095
H.J. Schmidt
Annual Cash Incentive Award	01/26/09	157,303	280,899	561,798	—	—	—	—	—	—	—
Stock Option Award	01/26/09	—	—	—	—	—	—	—	57,001	20.2700	332,299
Restricted Stock Unit Award	01/26/09	—	—	—	—	—	—	22,272	—	—	451,453

(1)	The terms of these awards (including the payouts actually received by the Named Executives) are discussed in the Compensation Discussion and Analysis under “2009 Total Direct Compensation.”

(2)	These stock awards are restricted stock units scheduled to vest on January 26, 2012. Additional details on the terms of the Company’s stock grants are discussed in the Compensation Discussion and Analysis under “2009 Total Direct Compensation.”

(3)	The terms of the Company’s annual stock option grants are discussed in the Compensation Discussion and Analysis above.

(4)	The grant date fair value per share for restricted stock units and stock options was $20.27 and $5.8297, respectively. Valuation assumptions used for 2009 grants are in accordance with FASB ASC Topic 718, as footnoted in the Summary Compensation Table.

The amounts shown above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the amounts payable at threshold, target, and maximum achievement levels for the 2009 annual cash incentive awards. The performance goals applicable to the awards are discussed in the Compensation Discussion and Analysis above.

The option awards listed in the Grants of Plan-Based Awards table have a term of ten years and vest in three equal installments, on January 1 of 2010, 2011 and 2012. Any unvested portion of the option awards vest on death or disability, retirement at age 65 or on achieving “rule of 85” (combined age and years of service equal to 85 or more) or upon a change in control of the Company.

The restricted stock unit awards listed in the Grants of Plan-Based Awards table are scheduled to vest on January 26, 2012 (the third anniversary of the grant date) and, except in limited circumstances such as upon death, disability, or a change in control, provide for forfeiture of the restricted stock units if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the restricted stock units are settled in shares of Company common stock.

V.  OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the Named Executives as of December 31, 2009.

	Option Awards						Stock Awards
										Equity	Equity
										Incentive	Incentive Plan
				Equity						Plan Awards:	Awards;
				Incentive						Number of	Market or
				Plan Awards:					Market	Unearned	Payout Value
	Number of			Number of			Number of		Value of	Shares,	of Unearned
	Securities	Number of		Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Securities		Underlying			Units of		Units of	Other	or Other
	Unexercised	Underlying		Unexercised	Option	Option	Stock that		Stock that	Rights	Rights that
	Options(#)	Options(#)		Unearned	Exercise	Expiration	have not		have not	that have	have not
Name	Exercisable	Unexercisable(1)		Options(#)	Price($)	Date	Vested(#)		Vested($)(2)	not Vested(#)(3)	Vested($)(3)
D.W. Stotlar	—	175,513		—	20.2700	1/26/2019	68,577	(5)	2,394,023	—	—
	29,622	59,245		—	44.0900	1/28/2018	21,019	(6)	733,773	—	—
	76,666	38,334		—	46.6500	1/29/2017	—		—	—	—
	55,000	—		—	55.2000	1/22/2016	—		—	—	—
	79,673	—		—	43.9300	4/25/2015	—		—	—	—
	40,000	—		—	49.1100	12/17/2014	—		—	—	—
	13,500	—		—	32.9600	12/15/2013	—		—	—	—
	16,000	—		—	31.3800	12/2/2012	—		—	—	—
S.L. Bruffett	—	60,376		—	20.2700	1/26/2019	23,590	(5)	823,527	—	—
	3,333	6,667	(4)	—	50.3800	9/20/2018	7,000	(7)	244,370	—	—
R.L. Bianco, Jr.	—	58,293		—	20.2700	1/26/2019	22,777	(5)	795,145	—	—
	9,838	19,677		—	44.0900	1/28/2018	6,981	(6)	243,707	—	—
	19,999	10,001		—	46.6500	1/29/2017	7,500	(8)	261,825	—	—
	8,700	—		—	55.2000	1/22/2016	—		—	—	—
	8,000	—		—	46.0200	1/24/2015	—		—	—	—
	7,125	—		—	32.9600	12/15/2013	—		—	—	—
	6,000	—		—	31.3800	12/2/2012
J.G. Labrie	—	62,511		—	20.2700	1/26/2019	24,425	(5)	852,677	—	—
	10,550	21,101		—	44.0900	1/28/2018	7,486	(6)	261,336	—	—
	19,999	10,001		—	46.6500	1/29/2017	7,500	(8)	261,825	—	—
	8,700	—		—	55.2000	1/22/2016	—		—	—	—
	15,000	—		—	46.0200	1/24/2015	—		—	—	—
	7,125	—		—	32.9600	12/15/2013	—		—	—	—
H.J. Schmidt	—	57,001		—	20.2700	1/26/2019	22,272	(5)	777,516	—	—
	9,620	19,241		—	44.0900	1/28/2018	6,826	(6)	238,296	—	—

(1)	Unless otherwise noted, options vest in three equal annual installments beginning January 1 following the date of grant.

(2)	Based on the closing price on December 31, 2009 ($34.91 per share).

(3)	Performance Share Plan Units awarded in 2007 and 2008 are not included in this table because the applicable performance criteria were not met and the awards were forfeited.

(4)	Options vest in three equal annual installments beginning September 20, 2009.

(5)	Restricted shares granted January 26, 2009 are scheduled to vest on January 26, 2012.

(6)	Restricted shares granted January 28, 2008 are scheduled to vest on January 28, 2011.

(7)	Restricted shares granted September 20, 2008 are scheduled to vest on September 20, 2011.

(8)	Restricted shares granted January 29, 2007 vested on January 29, 2010.

VI.  2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise($)	(#)(1)	Vesting($)(2)

D.W. Stotlar(1)	26,500	536,033	10,000	266,000
S.L. Bruffett	—	—	—	—
R.L. Bianco, Jr.	5,000	103,950	—	—
J.G. Labrie	8,300	120,906	—	—
H.J. Schmidt	—	—	—	—

(1)	10,000 shares of restricted stock vested on January 1, 2009 at $26.60 (the closing price on December 31, 2008). A grant of 30,000 restricted shares was made on December 17, 2004, and provided for vesting in three annual installments beginning on January 1, 2007.

(2)	Dividends on restricted shares are paid currently and are included in the Summary Compensation Table above.

VII.  2009 PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)(1)	($)(2)	($)(3)

D.W. Stotlar	Con-way Pension Plan	21.0000	665,171	—
	Supplemental Excess Retirement Plans	21.0000	2,139,683	—
S.L. Bruffett	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—
R.L. Bianco, Jr.	Con-way Pension Plan	17.0833	362,375	—
	Supplemental Excess Retirement Plans	17.0833	530,080	—
J.G. Labrie	Con-way Pension Plan	16.0833	312,293	—
	Supplemental Excess Retirement Plans	16.0833	381,431	—
H.J. Schmidt	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—

(1)	Years of credited service are through December 31, 2006. Effective January 1, 2007, credited service ceased to accrue for all participants under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plans. Messrs. Bruffett and Schmidt, who joined the Company after the Pension Plan was closed to new entrants, do not participate in the plans.

(2)	Actuarial present value of accumulated plan benefit based on current compensation and computed as of December 31, 2009. Assumptions include retirement at earliest retirement age with an unreduced benefit; FAS disclosure rate of 6.05%; and the current RP 2000 mortality table. Earliest retirement ages at which the Named Executives are entitled to receive an unreduced benefit are as follows: age 55 for Messrs. Stotlar and Labrie; and age 55 and 2 months for Mr. Bianco.

(3)	Plan participants are not entitled to receive benefit payments while still employed by the Company.

The Company maintains the following qualified and non-qualified pension plans:

•	the Con-way Pension Plan, a tax-qualified defined benefit pension plan; and

•	the Con-way Supplemental Excess Retirement Plan and the Con-way 2005 Supplemental Excess Retirement Plan, each a nonqualified excess benefit plan.

Monthly retirement benefits under the Pension Plan are calculated by multiplying years of credited service by an amount equal to:

1.1% of the average final monthly compensation plus

0.3% of the average final monthly compensation in excess of Covered Compensation.

In addition, after an employee has completed 35 years of service, benefits for additional credited service earned are calculated based on 1.4% of the average final monthly compensation.

“Covered Compensation” is the average of the taxable wage base under Section 230 of the Social Security Act for each of the 35 years ending with the earlier of 2009 or the year in which the participant attains Social Security retirement age.

Credited service only takes into account years and months of credited service earned through December 31, 2006, when the pension plan was closed to new entrants. Average final compensation only takes into account eligible compensation paid through April 30, 2009.

The monthly retirement benefit determined using the formula above is for a life annuity for the life of the participant with full monthly payments continued to a designated beneficiary for the remainder of the first 60 monthly payments if the participant dies before 60 monthly payments have been made. Participants may choose other forms of payment, but regardless of the form chosen, the value of the retirement benefit is the actuarial equivalent of the form of payment described in the preceding sentence.

Employees who were plan participants as of December 31, 1989 have their pension benefits calculated using the greater of the current pension formula shown above, or the formula that was in effect as of December 31, 1989. This prior pension formula applies to Mr. Stotlar.

The age 65 monthly benefit determined under the prior pension formula equals 2% of average final monthly compensation for credited service through December 31, 1987, plus 1.5% of average final monthly compensation for credited service after January 1, 1988 through December 31, 2006. This amount is then reduced by a Social Security Offset (which takes into account the participant’s Social Security benefit and years of Social Security participation), and further reduced if the participant did not elect to transfer their Common Stock Fund shares to the pension plan.

Plan participants who meet certain eligibility criteria may elect to retire and/or begin receiving benefits prior to age 65. The plan provides early retirement subsidies to plan participants under certain circumstances. For example, participants whose combined age and years of service equals or exceeds 85, and participants who have reached age 62 and have at least 20 years of service, are eligible to retire early with an unreduced retirement benefit.

Federal tax law limits the benefits available under defined benefit pension plans such as the Con-way Pension Plan. In addition, benefits do not accrue under the Pension Plan on compensation deferred under the Company’s deferred compensation plan. All participants in the Con-way Pension Plan as of December 31, 2006 who are affected by the federal tax law limits described above also participate in the supplemental retirement plans. Under those plans, a participant is entitled to receive retirement benefits determined in accordance with the Pension Plan benefits formula described above, offset by all benefits that the participant is entitled to receive under the Pension Plan (which reflect the federal tax law limits).

VIII.  2009 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Balance
	Contributions in	Contributions in	Earnings	Distributions	at December 31,
Name	2009 ($)(1)	2009 ($)(2)	in 2009 ($)(3)	($)(4)	2009 ($)(5)

D.W. Stotlar	—	33,384	186,167	—	1,262,934
S.L. Bruffett	—	5,457	134	—	5,591
R.L. Bianco, Jr.	27,179	9,819	54,302	(88,922)	362,151
J.G. Labrie	—	9,387	40,274	—	164,516
H.J. Schmidt	—	18,474	8,871	—	41,463

(1)	Amounts shown in this column for Mr. Bianco include portions of his 2008 incentive compensation award and operational synergy award that were deferred in 2009.

(2)	The amounts shown in this column are credits to the non-qualified Supplemental Retirement Savings Plan (“SRSP”), which provides company contributions in excess of those that can be made to the qualified 401(k) plan, due to IRS limits on compensation. Amounts shown include the fourth quarter 2009 company contribution posted to accounts on January 7, 2010. More information about the SRSP is provided below.

(3)	For Messrs. Stotlar and Labrie, reflects a combination of the change in value of Phantom Stock Units (“PSUs”), dividend equivalents on PSUs, and amounts credited to the non-PSU portion of deferred compensation account balances at the Bank of America prime rate as of the first day of each quarter (the rates for each of the four quarters was 3.25%).

For Messrs. Stotlar and Bianco, reflects amounts credited quarterly to deferred compensation account balances based on the Bank of America prime rate for that quarter (for pre-2007 deferrals) and increase or decrease in value of investment funds selected by the executive from a list of mutual funds (for 2007 through 2009 deferrals). For all Named Executives, reflects amounts credited quarterly to SRSP account balances based on increase or decrease in value of investment funds selected by the Named Executive from a list of mutual funds.

(4)	Reflects amounts deferred in 2004 for Mr. Bianco as to which he elected a 2009 pre-retirement distribution at the time of deferral.

(5)	Includes 13,851.429 PSUs for Mr. Stotlar and 3,015.966 PSUs for Mr. Labrie, valued at $34.91, the closing price of the Company’s common stock on December 31, 2009. Amounts shown include $771,399, $214,095, and $69,237 in total deferrals that have been reported as compensation in prior years’ Summary Compensation Tables for Messrs. Stotlar, Bianco and Labrie, respectively.

The table above reflects contributions, earnings and withdrawals for the Named Executives under the Company’s deferred compensation plans and its Supplemental Retirement Savings Plan.

Deferred Compensation Plans

The Company maintains a deferred compensation program for eligible highly compensated employees. Only employees at director level (i.e., the employee grade level below vice president level) and above with annual base salaries of at least $125,000 are eligible to participate. Each year the Chief Executive Officer approves the list of employees who meet the eligibility criteria.

A participant in the Company’s deferred compensation program may elect to defer base salary, annual performance bonus and/or Value Management Plan awards. For each type of compensation deferred, the participant cannot elect to defer less than $2,000 or more than 90%. The Company does not contribute to the deferred compensation plan on behalf of participants.

Deferred compensation account balances for years prior to 2007 are credited with returns based on the Bank of America Prime Rate, unless the participant elects (i) to have some or all of the account balances fluctuate based on the performance of one or more investment funds selected by the participant from a specified group of available funds or (ii) to convert some or all of the account balances into phantom stock units as described below. The Bank of America prime rate is adjusted quarterly. The

Compensation Committee in its discretion may select a fixed rate of return other than the Bank of America prime rate to apply to pre-2007 balances in the future.

For deferrals made for plan years after 2006, participants must select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year (excluding any portion converted into phantom stock units) will fluctuate based on the performance of the funds selected by the participant. A participant may change from one investment fund to another at any time.

Once each year, participants may elect to convert all or a part of their deferred compensation account balances into “phantom stock units.” Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. These elections are made in January with the actual conversion taking place on February 15. However, if the Company’s General Counsel determines that the blackout period for trading in Company securities is in effect on February 15, then the elections are null and void. Each participant who makes the election is credited with a number of phantom stock units determined by dividing the amount converted by the closing price of the Company’s common stock on February 15. All phantom stock units are credited with a return based on the performance of the Company’s common stock, including dividends paid on the common stock.

A participant may elect to defer compensation for a specified period of time (but not less than 5 years) or until retirement. A participant who defers compensation until retirement may elect to receive his or her account balance in a lump sum at retirement or in quarterly installments over a period of 5 or 10 years. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

Con-way Supplemental Retirement Savings Plan

Federal tax law limits the benefits available under 401(k) plans such as the Con-way Retirement Savings Plan. The Company established the Con-way Supplemental Retirement Savings Plan effective January 1, 2007 to provide Company basic, transition and matching contributions that cannot be made to the tax-qualified Retirement Savings Plan due to these tax law limits. All participants in the Con-way Retirement Savings Plan who are subject to these limits or are eligible and have elected to defer compensation are automatically enrolled in the Con-way Supplemental Retirement Savings Plan.

Plan participants select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year will fluctuate based on the performance of the funds selected by the participant.

The Con-way deferred compensation program and Supplemental Retirement Savings Plan are not funded plans. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plans. Assets placed in the grantor trust are subject to the claims of general creditors of the Company.

IX.  OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The narrative below describes the circumstances in which the Named Executives are entitled to receive post-employment compensation, including under the Company’s change in control executive severance program, its non-change in control executive severance program, and upon retirement, death or disability. Following the narrative are two tables, with accompanying footnotes, showing the estimated payments that each of the Named Executives would have been entitled to receive had his or her employment been terminated as of December 31, 2009 (i) as a result of a “severance qualifying” termination in connection with a change in control not caused by the disposition of a business unit and

(ii) upon an involuntary termination of employment other than for cause and other than in connection with a change-in-control.

Severance Payments in Connection with a Change in Control

In general, a change in control occurs if:

•	25% of the Company’s voting securities are acquired by an outsider;

•	Members of the Board serving as of June 1, 2009 cease to constitute a majority of Directors;

•	The Company merges with or is consolidated into another company; and

•	The Company is liquidated or there is a disposition of all or substantially all of the Company’s assets.

A change in control also occurs if the Company disposes of a business unit, but only as to executives employed by that business unit (unless the transaction also constitutes a sale of substantially all of the Company’s assets, in which case it is a change in control as to all executives).

Each of the change in control events described above is subject to various qualifications, exceptions and limitations, and we refer you to the individual severance agreements of the Named Executives. The forms of these agreements are attached to the Company’s Report on Form 8-K that was filed with the SEC on December 18, 2009. This 8-K can be found on the Company’s website, www.con-way.com, under the heading “Investor Relations, Annual Report, Proxy and Other SEC Filings.”

The table below outlines the primary change in control severance benefits available to each of the Named Executives:

	Severance Payment
	in $ (As a
	Multiple of Base		Prorated Target
	Salary plus		Annual Cash					IRC Section
	Target Annual		Incentive Award		Duration of			280 Excise
	Cash Incentive		(As a Multiple of		Health and	Outplacement		Tax
Named Executive	Award)		Base Salary)*		Other Benefits	Services		Gross-up

Douglas W. Stotlar	3.0	x	1.0	x	3 years	Not to exceed $	90,000	No
Stephen L. Bruffett	2.0	x	0.7	x	2 years	Not to exceed $	25,000	No
Robert L. Bianco, Jr.	3.0	x	0.7	x	3 years	Not to exceed $	25,000	No
John G. Labrie	3.0	x	0.7	x	3 years	Not to exceed $	25,000	No
Herbert J. Schmidt	3.0	x	0.7	x	3 years	Not to exceed $	25,000	No

*	To be prorated based on the portion of the calendar year during which the Named Executive is employed.

The Company no longer provides a tax gross-up for excises taxes payable pursuant to Internal Revenue Code Section 280G, with each Named Executive bearing responsibility for paying any such taxes that might apply.

For the Named Executives to be entitled to receive severance benefits there must occur both a change in control and a qualifying termination of employment, a so-called “double trigger.” The termination must occur within two years after the change in control, and can be actual or constructive. A constructive termination occurs if the executive terminates his or her employment for “good reason.” “Good reason” is defined in the severance documents and generally exists when an executive’s duties, compensation or place of employment are changed so drastically that the executive is no longer viewed as having the same job.

The long-term incentive awards granted to the Named Executives may also be subject to early vesting in the event of a change in control. For awards made in 2009 and prior years, the award agreements provide for vesting upon the change in control itself. For awards made in 2010 and subsequent years, the Compensation Committee has determined that early vesting will occur only if there is both a change in control and a qualifying termination of employment.

Severance Payments (Other Than in Connection with a Change in Control)

The table below outlines the primary severance benefits available to the Named Executives upon an involuntary termination of employment other than in connection with a change in control and other than for cause (a “Qualifying Non-Change in Control Termination”).

	Severance
	Payment in $
	(As a		Duration of
	Multiple of		Health and	Outplacement
Named Executive	Base Salary)		Other Benefits	Services

Douglas W. Stotlar	2.0	x	24 months	Not to exceed $	90,000
Stephen L. Bruffett	1.5	x	18 months	Not to exceed $	25,000
Robert L. Bianco, Jr.	1.5	x	18 months	Not to exceed $	25,000
John G. Labrie	1.5	x	18 months	Not to exceed $	25,000
Herbert J. Schmidt	1.5	x	18 months	Not to exceed $	25,000

The Named Executives’ non-change in control severance agreements also provide for early vesting of long-term incentive awards upon a Qualifying Non-Change in Control Termination. Only awards granted after the respective effective dates of the severance agreements are subject to early vesting. For awards of stock options or stock appreciation rights that are scheduled to vest in installments, all unvested options and stock appreciation rights that are scheduled to vest on or before the date that is a specified number of months after the Named Executive’s severance date will vest. In addition, a portion of each time-based restricted stock and restricted stock unit award that is subject to cliff-vesting will vest, with the portion determined by dividing a specified number of months by the number of months in the vesting period. For Mr. Stotlar, the specified number of months is 24, and for Messrs. Bruffett, Bianco, Labrie and Schmidt, the specified number of months is 18. Similar vesting will occur with respect to certain other types of long-term incentive awards, as set forth in the applicable award agreements.

Retirement, Death or Disability

The three Named Executives who participate in the Company’s defined benefit pension plan (Messrs. Stotlar, Bianco and Labrie) are eligible to retire and begin receiving benefits under the plan at any time after reaching age 55 with at least 10 years of service; however, as of December 31, 2009, none of these Named Executives had reached age 55. If any Named Executive had died or become disabled on December 31, 2009, all of his unvested awards shown in the “Outstanding Equity Awards at 2009 Fiscal Year-End” would have vested and his death or disability benefits (as applicable) would have become payable. Death benefits are in the form of proceeds of Company-paid life insurance, and disability benefits are in the form of benefits under the Company’s disability programs.

Executive Benefits and Payments Upon
Change in Control as of December 31, 2009

	Stotlar	Bruffett	Bianco	Labrie	Schmidt
	$	$	$	$	$

Base Salary	1,876,524	765,128	1,231,152	1,188,252	1,203,852
Short-Term Incentive	1,928,667	550,460	861,807	856,649	842,697
Long-Term Incentive(1)	1,040,248	—	314,050	293,104	—
Stock Options/Restricted Stock Unvested and Accelerated(2)	5,697,292	1,951,787	2,154,086	2,290,999	1,850,291
Benefits and Perquisites Continued Health Benefits(3)	42,843	21,522	42,843	41,898	29,712
Continued Life and Accident Coverage(4)	117,711	55,812	43,005	149,793	1,944
Accrued Vacation Pay(5)	100,772	19,440	53,159	24,755	—
Outplacement Services	90,000	25,000	25,000	25,000	25,000
Preliminary Total	10,894,057	3,389,149	4,725,102	4,870,450	3,953,496
Reduction in Payment(6)	(650,969)	—	—	—	—
Total Payment	10,243,088	3,389,149	4,725,102	4,870,450	3,953,496

(1)	Equals the value (based on the closing price of $34.91 per share of the Company’s common stock on December 31, 2009) of the following number of Performance Share Plans Units that would have vested upon a change in control occurring on December 31, 2009 under the 2007 Performance Share Plan Unit awards: Mr. Stotlar, 29,798; Mr. Bruffett, 0; Mr. Bianco, 8,996; Mr. Labrie, 8,396; and Mr. Schmidt, 0. None of the 2008 Performance Share Plan Unit awards would vest upon a change in control occurring on December 31, 2009. If a change in control were to occur subsequent to December 31, 2009, none of the 2007 Performance Plan Share Units would vest because the applicable performance criteria were not satisfied at the end of the three-year performance cycle.

(2)	Equals the sum of (i) amounts realizable from the exercise of the following stock options that would have vested upon a change in control occurring on December 31, 2009 (determined using the $34.91 per share closing price of the Company’s common stock on December 31, 2009 and the respective exercise prices of the stock options) and (ii) the value of the following restricted stock that would have vested (determined using the $34.91 per share closing price of the Company’s common stock on December 31, 2009): 273,092 stock options and 89,596 shares of restricted stock; Mr. Bruffett, 67,043 stock options and 30,590 shares of restricted stock; Mr. Bianco, 87,971 stock options and 37,258 shares of restricted stock; Mr. Labrie, 93,613 stock options and 39,411 shares of restricted stock; and Mr. Schmidt, 76,242 stock options and 29,098 shares of restricted stock.

(3)	Equals the estimated cost of providing continued medical, dental, vision, prescription drug and behavioral health coverage to the Named Executive and his or her dependents for three years for Messrs. Stotlar, Bianco, Labrie and Schmidt and two years for Mr. Bruffett.

(4)	Equals the estimated incremental cost of providing continued life and accident coverage for three years for Messrs. Stotlar, Bianco, Labrie and Schmidt and two years for Mr. Bruffett. Also includes the cost of continuing employee-paid personal accident insurance coverage for a covered spouse for Messrs. Stotlar and Labrie. The table does not include the value of self-insured programs for which the executive was not drawing benefits as of December 31, 2009.

(5)	Equals payment for the accrued vacation pay, as follows: Mr. Stotlar, 41.9 days; Mr. Bruffett, 13.2 days; Mr. Bianco, 33.7 days; Mr. Labrie, 16.3 days; and Mr. Schmidt, 0 days.

(6)	As specified in each Named Executive’s change in control severance agreement, in the event it is determined that his severance benefits would be subject to the IRC Section 280G excise tax, then the severance benefits are automatically reduced by the minimum amount sufficient to avoid the excise tax, if the reduction results in a larger net payment to the Named Executive.

Executive Benefits and Payments Upon
Non-Change in Control Severance as of December 31, 2009

	Stotlar	Bruffett	Bianco	Labrie	Schmidt
	($)	($)	($)	($)(4)	($)

Base Salary	1,251,016	573,846	615,576	—	601,926
Short-Term Incentive	1,285,778	412,845	430,904	—	421,349
Long-Term Incentive	—	—	—	—	—
Stock Options/Restricted Stock(1)	—	—	—	—	—
Continued Health Benefits(2)	28,562	16,142	21,422	—	14,856
Accrued Vacation Pay(3)	100,772	19,440	53,159	24,755	—
Outplacement Services	90,000	25,000	25,000	—	25,000
Total Payment	2,756,128	1,047,273	1,146,061	24,755	1,063,131

(1)	The Named Executives’ non-change in control severance agreements provide for partial accelerated vesting only of stock options, restricted stock and other long-term incentive awards made after the effective date of those agreements, which for Messrs. Stotlar, Bruffett, Bianco and Schmidt was December 18, 2009. No awards were granted to the Named Executives during the period from December 18, 2009 through December 31, 2009.

(2)	Equals the estimated cost of providing continued medical, dental, vision, prescription drug and behavioral health coverage to the Named Executive and his or her dependants for two years for Mr. Stotlar and one and one half years for Messrs. Bruffett, Bianco, and Schmidt.

(3)	Equals payment for the accrued vacation pay, as follows: Mr. Stotlar, 41.9 days; Mr. Bruffett, 13.2 days; Mr. Bianco 33.7 days; Mr. Labrie, 16.3 days; and Mr. Schmidt, 0 days.

(4)	Mr. Labrie’s non-change in control severance agreement became effective on January 25, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2009, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. I, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John C. Pope, Chairman	William R. Corbin
John J. Anton

PRINCIPAL SHAREHOLDERS

According to information furnished to the Company as of February 16, 2010, the only persons known to the Company to own beneficially an interest in excess of 5% of the shares of Common Stock are set forth below. Such information is as reported in the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission.

	Amount and
	Nature of		Percent of
Name and Address	Beneficial Ownership		Class

FMR LLC	4,126,040	(1)	8.4%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	3,470,240	(2)	7.1%
75 State Street, Boston, MA 02109
BlackRock, Inc.	3,446,766	(3)	7.0%
40 East 52nd Street, New York, NY 10022

(1)	FMR LLC, and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 139,040 shares, shared voting power over 0 shares, sole dispositive power over 4,126,040 shares and shared dispositive power over 0 shares.

(2)	Wellington Management Company, LLP has, in the aggregate, sole voting power over 0 shares, shared voting power over 2,258,890 shares, sole dispositive power over 0 shares and shared dispositive power over 3,470,240 shares.

(3)	BlackRock Inc. and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 3,466,766 shares, shared voting power over 0 shares, sole dispositive power over 3,466,766 shares and shared dispositive power over 0 shares.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

The Company believes that, during 2009, its executive officers and directors have complied with all filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as noted below.

On January 28, 2009, the Company encountered difficulties with the EDGAR filing system when attempting to report grants of stock options and restricted stock units on behalf of each of its Section 16 officers (Messrs. Stotlar, Bruffett, Bianco, Labrie, Schmidt, Thickpenny and Coel, Ms. Pileggi and Ms. Lundberg). As a result, the Company was unable to file the requisite Forms 4 for all Section 16 officers (other than Mr. Bianco) until the EDGAR filing system began accepting filings the following day, and consequently the Form 4 filings were one day late.

CONFIDENTIAL VOTING

Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Con-way Inc., at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and must be received by December 13, 2010. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 18, 2011. The Company’s Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 18, 2011 and not earlier than December 19, 2010.

OTHER MATTERS

The Company will furnish to interested shareholders, free of charge, a copy of its 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 15, 2010. Please direct your written request to the Corporate Secretary, Con-way Inc., 2855 Campus Drive, Suite 300, San Mateo, California 94403.

Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, Internet, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR PROXY CARD OR VOTING INSTRUCTION CARD.

BY ORDER OF THE BOARD OF DIRECTORS

JENNIFER W. PILEGGI
Secretary

April 12, 2010

Appendix A

List of Companies in General Industry Database

ACCO Brands Corporation
AGL Resources Inc.
Alberto-Culver Company
Allegheny Energy, Inc.
Allergan, Inc.
ALLTEL Corporation
Ameren Corporation
American Commercial Lines
American Greetings Corporation
AMSTED Industries Incorporated
Andersen Corporation
AnnTaylor Stores Corporation
Armstrong World Industries, Inc.
ArvinMeritor, Inc.
Ash Grove Cement Company
AutoZone, Inc.
Avis Budget Group
Ball Corporation
Battelle Memorial Institute
Bausch & Lomb Incorporated
Belk, Inc.
Big Lots, Inc.
Blockbuster Inc.
BorgWarner Inc.
Brady Corporation
Brightpoint, Inc.
Brinker International, Inc.
Brown Shoe Company, Inc.
Brunswick Corporation
Burger King Holdings, Inc.
Cameron International
Corporation
Campbell Soup Company
Catalent Pharma Solutions, Inc.
CenterPoint Energy
Chicago Bridge and Iron Company
Church & Dwight Company, Inc.
Cleco Corporation
Cleveland-Cliffs Inc
CMS Energy Corporation
Cooper Industries, Inc.
Curtiss-Wright Corporation
Darden Restaurants, Inc.
Del Monte Foods Company
Donaldson Company, Inc.
DSW Inc.
DTE Energy Company
Dynegy Inc.
Eastman Chemical Company
Ecolab Inc.
Eddie Bauer, Inc
Edwards Lifesciences LLC
El Paso Corporation
Emcor Group, Inc.
Energizer Holdings, Inc.
Equifax Inc.
Federal Signal
Federal-Mogul Corporation
Fleetwood Enterprises, Inc.
Flowserve Corporation
Fortune Brands, Inc.
Foster Wheeler Corporation
GATX Corporation
Gerdau Ameristeel Corporation
Global Crossing Ltd.
Global Payments Inc.
Goodrich Corporation
H. B. Fuller Company
Hallmark Cards, Inc.
Hanesbrands, Inc.
Harley-Davidson Motor Company Inc.
Herman Miller, Inc.
Hormel Foods Corporation
Idearc Media
Jacobs Engineering Group Inc.
JohnsonDiversey
Jones Lang LaSalle
Joy Global Inc.
Kaman Corporation
KBR, Inc.
Kennametal Inc.
Kinder Morgan Inc.
L.L. Bean Incorporated
Land O Lakes
Leggett & Platt Inc.
Lennox International Inc.
Levi Strauss & Co.
Longs Drug Stores, Inc.
Martin Marietta Materials, Inc.
Mastercard Inc.
McCormick & Company, Inc.
McDermott International Inc.
McGraw-Hill Companies
MGM Mirage
Molson Coors Brewing Company
Nabors Industries Ltd.
Nalco Company
National Oilwell Varco Inc.
NCR Corporation
Newell Rubbermaid Inc.
Noble Corp
Noble Energy, Inc.
Nordstrom
Oceaneering International
OfficeMax Incorporated
Olin Corporation
Packaging Corporation of America
Pactiv Corporation
Papa John’s International
Perini Corporation
PETsMART
Pier 1 Imports, Inc.
Pinnacle West Capital Corporation
Pioneer Natural Resources Company
Pitney Bowes, Inc.
Polaris Industries Inc.
Portland General Electric Company
PPL Corporation
Praxair, Inc.
Progress Energy, Inc.
Qualcomm Inc.
Quanta Services, Inc.
Reynolds American Inc.
Rockwell Automation
Rockwell Collins
Rohm and Haas Company
Ross Stores, Inc.
Ryder System, Inc.
S.C. Johnson & Son, Inc.
Sauer-Danfoss Inc.
SCANA Corporation
Schneider National, Inc.
Schreiber Foods Inc.
Science Applications International Corporation
Smith International Inc.
Smurfit-Stone Container Corporation
Solutia Inc.
Sonoco Products Company
Starbucks Corporation
Starwood Hotels & Resorts Worldwide, Inc.
Steelcase Inc.
Tenet Healthcare Corporation
Terex Corporation
The Clorox Company
The Hershey Company
The Scotts Miracle-Gro Company
The Shaw Group
The Sherwin-Williams Company
The Timberland Company
The Valspar Corporation
Thomas & Betts Corporation
Tidewater Inc.
Trane Inc.
Transocean Inc.
TriMas Corporation
Tupperware Corporation
United Space Alliance
United Stationers Inc.
URS Corp
USG Corporation
UST Inc.
Valmont Industries, Inc.
Valves & Measurement
Vulcan Materials Company
W. L. Gore & Associates, Inc.
W. R. Grace & Co.
Waters Corporation
Weatherford International Ltd.
WGL Holdings Inc
Windstream Communications
Wm. Wrigley Jr. Company
Woodward Governor Company
Worthington Industries, Inc.
Wyndham Worldwide Corporation

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/cnw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

71485-P

▼	FOLD AND DETACH HERE	▼

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR the election of directors below.

1.	Election of seven directors		FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL
Nominees:

	01 John J. Anton	05 John C. Pope	☐	☐	☐
	02 William R. Corbin	06 Douglas W. Stotlar
	03 Robert Jaunich II	07 Peter W. Stott
04 W. Keith Kennedy, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR item 2 below.

		FOR	AGAINST	ABSTAIN

2.	Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by the law of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Shareholders.

Mark Here for Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dear Fellow Employee:
     Enclosed is proxy material for the Con-way Inc. Annual Meeting of Shareholders to be held on May 18, 2010. This material is being sent to you as a participant in one or more of the Company’s 401(k) Plans (the Con-way Inc. Retirement Savings Plan, the Con-way 401(k) Plan and the Con-way Personal Savings Plan) and includes (1) the Company’s 2010 Proxy Statement and 2009 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Trustee of each of the Plans, as to how you wish the shares of Company common stock credited to your account(s) to be voted or, alternatively, instructions for Internet or telephonic voting of your Plan shares, and (3) an envelope to forward your instruction card to BNY Mellon Shareowner Services, the Company’s stock transfer agent.
     You may vote the Company common shares credited to your account(s) by Internet or by telephone, by following the attached instructions, or you may complete and return the enclosed instruction card. If you elect to vote by Internet or telephone, there is no need to return your instruction card. If you elect to return your instruction card, you may give the Trustee specific voting instructions for the shares or, if you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Con-way Board of Directors. Under the terms of each Plan, the Trustee votes any Con-way common shares in the Plan for which it does not receive timely voting instructions (by Internet, by telephone or through a properly executed instruction card) in the same manner and proportion as the common shares in the Plan for which it does receive valid voting instructions on a timely basis.
     If you elect to vote by signing and returning your instruction card, the card must be returned directly to BNY Mellon Shareowner Services, the Company’s stock transfer agent. Whether you vote by returning your instruction card, or by Internet or telephone, your vote will be treated confidentially by the transfer agent and the Trustee.
     The exercise of voting rights is a very important feature of the Plans because it allows plan participants to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, BNY Mellon Shareowner Services must receive your completed instruction card no later than 12 a.m. on May 16, 2010, or you must have completed your Internet or telephonic voting prior to the deadline set forth in the attached instructions.

Sincerely,

Jennifer W. Pileggi

▼	FOLD AND DETACH HERE	▼

CON-WAY RETIREMENT SAVINGS PLAN
CON-WAY 401(K) PLAN
CON-WAY PERSONAL SAVINGS PLAN
Direction of Participant to Trustee
     The undersigned hereby directs the Trustee of the Con-way Retirement Savings Plan, Con-way 401(k) Plan and Con-way Personal Savings Plan, to vote all shares of Con-way Inc. common stock credited to the individual account(s) of the undersigned under the Plans at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, May 18, 2010 at 8:30 a.m. local time at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.
     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.

Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 71485-P

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/cnw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

71248/71485-1

▼	FOLD AND DETACH HERE	▼

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR the election of directors below.

1.	Election of seven directors		FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL
Nominees:

	01 John J. Anton	05 John C. Pope	☐	☐	☐
	02 William R. Corbin	06 Douglas W. Stotlar
	03 Robert Jaunich II	07 Peter W. Stott
04 W. Keith Kennedy, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR item 2 below.

		FOR	AGAINST	ABSTAIN

2.	Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by the law of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Shareholders.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Con-way Inc. account online.
Access your Con-way Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Con-way Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼	FOLD AND DETACH HERE	▼

This Proxy is Solicited on Behalf of the Board of Directors of Con-way Inc.
     The undersigned appoints M.J. MURRAY, W.J. SCHROEDER and C.C. WHITE and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of Con-way Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 2010 at 8:30 a.m. local time at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
      This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 71248/71485-1